Execution Version

Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

AND SECURITIES PURCHASE AGREEMENT

This Agreement and Plan of Merger and Securities Purchase Agreement (the “Agreement”) is entered into as of May 5, 2006 by and among GateHouse Media, Inc., a Delaware corporation (the “Parent”), ENM Merger Sub, Inc., a Massachusetts corporation (“ENM Merger Sub”), HPM Merger Sub, Inc., a Delaware corporation (“HPM Merger Sub”), ENHE Acquisition, LLC, a Delaware limited liability company (“ENHE Acquisition”), ENM, Inc. a Massachusetts corporation (“ENM”), Heritage Partners Media, Inc., a Delaware corporation (“HPM”), Heritage Fund III, L.P., Heritage Fund IIIA, L.P. and Heritage Investors III, LLC (collectively, “Heritage” or the “HPM Shareholders”), Frank E. Richardson, individually (“Richardson”), Frank E. Richardson, as trustee under voting trust agreements dated as of April 28, 2006 and November 5, 1997 (the “Richardson Voting Trusts”), James F. Plugh, individually (“Plugh”), Michael H. Plugh, individually (“M. Plugh”), Jennifer V. Plugh, individually (“J. Plugh”), Catherine T. Plugh, individually (“C. Plugh”), Myron F. Fuller, individually (“M. Fuller”), Richard Fuller, individually (“R. Fuller”), Thomas J. Branca, individually (“Branca” and collectively with Richardson, the Richardson Voting Trusts, Plugh, M. Plugh, J. Plugh, C. Plugh, M. Fuller and R. Fuller, the “ENM Shareholders”) and ENHE, LLC (“ENHE” and collectively with the ENM Shareholders and the HPM Shareholders, the “Sellers” and each, a “Seller”) and Enterprise NewsMedia Holding, LLC, a Delaware limited liability company (the “Company”). Heritage Fund III, L.P. is also a party to this Agreement as the “Agent” for the Sellers pursuant to Section 10.16(a) and Richardson is also a party to this Agreement as the “ENM Agent” for the ENM Shareholders pursuant to Section 10.16(b).

An index of defined terms is set forth in Article 11 of this Agreement.

Introduction

WHEREAS, the Boards of Directors of each of the Parent, ENM Merger Sub and ENM have agreed that it is in their best interests for ENM Merger Sub to merge with and into ENM upon the terms and conditions set forth herein (the “ENM Merger”).

WHEREAS, the Boards of Directors of each of the Parent, HPM Merger Sub and HPM have agreed that it is in their best interests for HPM Merger Sub to merge with and into HPM upon the terms and conditions set forth herein (the “HPM Merger”).

WHEREAS, as an inducement to the Parent to enter into this Agreement, the ENM Shareholders and the HPM Shareholders have entered into this Agreement, pursuant to which the ENM Shareholders and the HPM Shareholders have agreed, among other things, to provide certain representations, warranties and indemnities.

WHEREAS, ENHE owns all of the issued and outstanding limited liability company interests in the Company that are not owned by ENM or HPM. ENHE wishes to sell, and ENHE Acquisition wishes to buy, such interests, upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.1 Distribution of Withdrawn Assets.

(a) Prior to the Closing, Enterprise NewsMedia, LLC shall form a wholly owned subsidiary limited liability company (“Chicopee Distribution LLC”) and shall contribute to Chicopee Distribution LLC (i) 100% of the limited liability company interests of Enterprise NewsMedia Chicopee, LLC, parent of SCP 2002E-31, LLC, and (ii) 100% of the common stock of ENM Chicopee, Inc.

(b) Prior to the Closing, Enterprise NewsMedia, LLC shall form a wholly owned subsidiary limited liability company (“Avon Distribution LLC”) and shall contribute to Avon Distribution LLC (i) an amount of cash not to exceed $350,000, (ii) the EPC-Avon, LLC Note dated December 23, 2005 payable to Enterprise NewsMedia, LLC in the principal amount of up to $9,100,000, (iii) the contractual rights and obligations of Enterprise NewsMedia, LLC under the Qualified Exchange Accommodation Agreement dated as of December 23, 2005 by and among Enterprise NewsMedia, LLC, EPC-Avon, LLC and EPC Exchange Corporation, the Loan Agreement dated as of December 23, 2005 by and between Enterprise NewsMedia, LLC and EPC-Avon, LLC and the Construction Management Agreement dated as of December 23, 2005 by and between Enterprise NewsMedia, LLC and EPC-Avon, LLC and (iv) any and all other rights, obligations and agreements of Enterprise NewsMedia, LLC relating to the property located at One Kiddie Drive, Avon, Massachusetts.

(c) Prior to or at the Closing, (i) Enterprise NewsMedia, LLC shall distribute 100% of the limited liability company interests of Chicopee Distribution LLC to the Company, (ii) the Company shall distribute 90% of the limited liability company interests of Chicopee Distribution LLC to ENM and 10% of the limited liability company interests of Chicopee Distribution LLC to HPM, (iii) ENM shall distribute such 90% of the limited liability company interests of Chicopee Distribution LLC to the ENM Shareholders in proportion to their ownership of ENM prior to the Closing and (iv) HPM shall distribute such 10% of the limited liability company interests of Chicopee Distribution LLC to the HPM Shareholders in proportion to their ownership of HPM prior to the Closing.

(d) Prior to or at the Closing, (i) Enterprise NewsMedia, LLC shall distribute 100% of the limited liability company interests of Avon Distribution LLC to the Company, (ii) the Company shall distribute the limited liability company interests of Avon Distribution LLC to HPM, ENM and ENHE in the respective amounts required for distributions in accordance with the order of priority established by Section 9.1 of the LLC Agreement, as if the contributions made by ENM to the Company under Section 1.12(a)(i) had not occurred, (iii) ENM shall distribute such limited liability company interests of Avon Distribution LLC to the ENM Shareholders in proportion to their ownership of ENM prior to the Closing, (iv) HPM shall distribute such limited liability company interests of Avon Distribution LLC to the HPM Shareholders in proportion to their ownership of HPM prior to the Closing and (v) ENHE shall distribute such limited liability company interest of Avon Distribution LLC to Branca.

1.2 ENM Merger. Upon and subject to the terms and conditions of this Agreement and in accordance with the Massachusetts Business Corporation Act, M.G.L. 156D (the “MBCA”), ENM Merger Sub shall be merged with and into ENM at the ENM Effective Time (as defined below). From and after the ENM Effective Time, the separate corporate existence of ENM Merger Sub shall cease and ENM shall continue as the surviving corporation in the ENM Merger (the “ENM Surviving Corporation”). The “ENM Effective Time” shall be the time at which ENM Merger Sub and ENM file articles of merger in a mutually acceptable form reflecting the transactions contemplated hereby (the “ENM Articles of Merger”) with the Secretary of State of the Commonwealth of Massachusetts in accordance with the relevant provisions of the MBCA. The ENM Merger shall have the effects set forth in Sections 11.02 and 11.07 of Part 11 of the MBCA.

1.3 HPM Merger. Upon and subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, Title 8, Chapter 1 of the Delaware Code (the “DGCL”), HPM Merger Sub shall be merged with and into HPM at the HPM Effective Time (as defined below). From and after the HPM Effective Time, the separate corporate existence of HPM Merger Sub shall cease and HPM shall continue as the surviving corporation in the HPM Merger (the “HPM Surviving Corporation”). The “HPM Effective Time” shall be the time at which HPM Merger Sub and HPM file a certificate of merger in a mutually acceptable form reflecting the transactions contemplated hereby (the “HPM Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The HPM Merger shall have the effects set forth in Sections 251 and 259-261 of Subchapter IX of the DGCL.

1.4 Purchase and Sale. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined), ENHE shall sell, transfer, assign and deliver to ENHE Acquisition, and ENHE Acquisition shall purchase from ENHE, free and clear of all Liens all of the outstanding Membership Interests (as defined in the LLC Agreement of the Company) in the Company held by ENHE (the “Purchased Securities”).

1.5 The Closing. The consummation of the transactions contemplated hereby (the “Closing”) will take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York (a) on the earlier of (i) June 15, 2006 or (ii) a date specified by the Parent upon seven (7) days prior written notice to the Sellers or (b) if the conditions set forth in Article 6 are not then satisfied (other than those conditions which by their nature are normally satisfied at the Closing) or waived, at such later date as is three (3) business days after satisfaction or waiver of such conditions, or such other date that is agreed to in writing by the Parent, the Company and the Agent (the “Closing Date”).

1.6 Actions at the Closing. At the Closing, and upon satisfaction or waiver of the conditions set forth in Article 6, (a) ENM Merger Sub and ENM shall file with the Secretary of State of the Commonwealth of Massachusetts the ENM Articles of Merger, and (b) HPM Merger Sub and HPM shall file with the Secretary of State of the State of Delaware the HPM Certificate of Merger.

1.7 Deliveries at Closing by the Sellers, the Company, ENM and HPM. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 6.2, the Sellers, the Company, ENM and HPM will deliver or cause to be delivered: (i) the instruments, consents, certificates and other documents required of them by Section 6.1, (ii) the duly executed Escrow Agreement, and (iii) the minute books, stock books, stock ledgers and corporate seal (if any) of each of the Company, ENM and HPM.

1.8 Deliveries at Closing by the Parent. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 6.1, the Parent will deliver or cause to be delivered the payments, instruments, consents, certificates and other documents required of it by Section 6.2.

1.9 Conversion of Shares of ENM.

(a) At the ENM Effective Time, by virtue of the ENM Merger and without any action on the part of any party, each share of common stock of ENM, no par value per share (the “ENM Common Stock”), (other than those shares, if any, of ENM Common Stock held in ENM’s treasury) shall be converted into and shall represent the right to receive, in accordance with Section 1.15, from the Closing Purchase Price an amount equal to that obtained by dividing (i) ENM Merger Consideration by (ii) the number of outstanding shares of ENM Common Stock.

(b) At the ENM Effective Time, by virtue of the ENM Merger and without any action on the part of any party, each share of the ENM Common Stock, if any, held in ENM’s treasury as of the Closing Date shall be canceled and retired without payment of any consideration therefor.

(c) At the Effective Time, by virtue of the ENM Merger and without any action on the part of any party, each share of common stock, $0.01 par value, of ENM Merger Sub issued and outstanding as of the Closing Date shall be converted into and shall represent the right to receive one (1) validly issued fully paid and nonassessable share of the common stock, $0.01 par value, of the ENM Surviving Corporation. Upon such conversion, such shares shall represent all of the issued and outstanding capital stock of the ENM Surviving Corporation.

1.10 Conversion of Shares of HPM.

(a) At the HPM Effective Time, by virtue of the HPM Merger and without any action on the part of any party, each share of common stock of HPM, par value $0.01 per share (the “HPM Common Stock”), (other than those shares, if any, of HPM Common Stock held in HPM’s treasury) shall be converted into and shall represent the right to receive, in accordance with Section 1.16, from the Closing Purchase Price an amount equal to that obtained by dividing (i) the HPM Merger Consideration by (ii) the number of outstanding shares of HPM Common Stock.

(b) At the HPM Effective Time, by virtue of the HPM Merger and without any action on the part of any party, each share of the HPM Common Stock, if any, held in HPM’s treasury as of the Closing Date shall be canceled and retired without payment of any consideration therefor.

(c) At the Effective Time, by virtue of the HPM Merger and without any action on the part of any party, each share of common stock, $0.01 par value, of HPM Merger Sub issued and outstanding as of the Closing Date shall be converted into and shall represent the right to receive one (1) validly issued fully paid and nonassessable share of the common stock, $0.01 par value, of the HPM Surviving Corporation. Upon such conversion, such shares shall represent all of the issued and outstanding capital stock of the HPM Surviving Corporation.

1.11 Purchase Price; Payments at Closing.

(a) As used herein, the “Closing Purchase Price” means $180,000,000, (i) plus the aggregate amount of cash and cash equivalents of HPM, ENM, the Company and its Subsidiaries on hand immediately prior to Closing, (ii) plus the amount, if any, by which Closing Working Capital is more than $2,000,000, or minus the amount, if any, by which Closing Working Capital is less than $2,000,000.

“Closing Working Capital” means, as of immediately prior to the Closing, (i) all inventory, accounts receivable, prepaid expenses and other current assets (but excluding cash and cash equivalents) of the Company and its Subsidiaries, minus (ii) (A) all accounts payable, deferred revenue and accrued expenses of the Company and its Subsidiaries (excluding for this purpose all Debt Amount, any Loan, all expenses relating to the transactions contemplated by this Agreement paid by or on behalf of the Seller, and all other liabilities paid by or on behalf of the Company or any Subsidiary at or in connection with the Closing and not by the Company, HPM or ENM following the Closing), determined in accordance with generally accepted accounting principles (“GAAP”) and, to the extent consistent with such principles, the Company’s past practices, and (B) $750,000 of the underfunding of the Company’s Pension Plans; provided, however, that Closing Working Capital shall be determined without regard to any deferred tax asset or liability.

“Estimated Closing Purchase Price” means the Closing Purchase Price, determined using the estimate of the Closing Working Capital set forth in the Estimated Closing Purchase Price Certificate.

(b) At least two (2) business days prior to the Closing, the Company will furnish to the Parent (i) a certificate (the “Estimated Closing Purchase Price Certificate”) setting forth an estimate of Closing Working Capital and the Closing Purchase Price, (ii) a payoff letter from each holder of indebtedness for borrowed money of the Company or any of its Subsidiaries (excluding any loan made by ENM to the Company prior to the Closing (any such loan, a “Loan”)), for amounts payable under consulting and non-compete agreements relating to prior acquisitions by the Company and its Subsidiaries, HPM or ENM, for amounts payable to any director of the Company in connection with the Closing (including, but not limited to, all amounts owed pursuant to, (a) the Consulting Agreement between the Company, as assignee of Enterprise NewsMedia, Inc., and Myron F. Fuller, dated January 6, 1997, (b) the Non-Compete Agreement between the Company, as assignee of Enterprise NewsMedia, Inc., and Myron F. Fuller, dated January 6, 1997, (c) the Consulting Agreement between the Company, as assignee of Enterprise NewsMedia, Inc., and Charles Fuller, dated January 6, 1997, (d) the Non-Compete Agreement between the Company, as assignee of Enterprise NewsMedia, Inc., and Charles Fuller, dated January 6, 1997, and (e) the Compensation Arrangement among the Company,

Heritage and director Stephen W. Sullivan, dated June 8, 2005), and for the “Additional Bonus” payable to Kirk Davis (“Davis”) pursuant to Section 3(g) of that certain Employment Agreement with the Company, dated as of July 14, 2004 (it being understood and agreed that the transactions contemplated by this Agreement constitute a “Liquidity Event” as defined in the LLC Agreement (as defined below)), each indicating the amount required to discharge such indebtedness or obligation (the “Debt Amount”) and including wire transfer instructions, (iii) a payoff letter from each holder of indebtedness for borrowed money of ENM and other liabilities owed by ENM, each indicating the amount required to discharge such indebtedness or liability (the “ENM Debt Amount”) and including wire transfer instructions, and (iv) an estimate of the aggregate amount of HPM’s, ENM’s, the Company’s and its Subsidiaries’ cash and cash equivalents on hand at Closing.

(c) At the Closing, the Parent shall make the following payments (in an amount, in the aggregate, equal to the Estimated Closing Purchase Price) by wire transfer of immediately available funds:

(i) first, an amount equal to the Debt Amount as specified in the applicable payoff letters delivered by the Company to the Parent as a capital contribution to ENM;

(ii) second, to each holder of a portion of the ENM Debt Amount, the amount specified in the applicable payoff letter delivered by the Company to the Parent;

(iii) third, (a) $9,000,000 (the “Escrow Amount”) to an account designated at least two (2) business days prior to the Closing by an escrow agent (the “Escrow Agent”) mutually selected by the Company and the Parent pursuant to an escrow agreement establishing an escrow until the second anniversary of the Closing (the “Escrow Agreement”), (b) $2,000,000 (the “Davis Stay Bonus”), plus an amount equal to the potential payroll tax obligations of the Company if the Davis Stay Bonus is paid to Davis through the Company following the Closing (collectively, the “Davis Escrow Amount”) to an account designated at least two (2) business days prior to the Closing by an escrow agent selected by the Company pursuant to an escrow agreement establishing an escrow to hold the Davis Escrow Amount until it is released under the Stay Bonus Agreement between the Sellers, the Company and Davis dated as of April 26, 2006 and (c) an amount equal to any payments that the Seller may be obligated to make pursuant to the stay bonus agreement that the Company and the Sellers intend to enter into with Thomas J. Branca (the “Branca Stay Bonus”), plus an amount equal to the potential payroll tax obligations of the Company if the Branca Stay Bonus is paid to Branca through the Company following the Closing (collectively, the “Branca Escrow Amount”) to an account designated at least two (2) business days prior to the Closing by an escrow agent selected by the Company pursuant to an escrow agreement establishing an escrow to hold the Branca Escrow Amount until it is released under the agreement evidencing the Branca Stay Bonus;

(iv) fourth, to the Agent in an amount, as set forth on a written certificate delivered by the Agent to the Parent at least two (2) business days prior to the Closing, which the Agent believes is sufficient to provide for (A) expenses of the

Company and the Sellers relating to the transactions contemplated hereby, which shall be paid in full at Closing by the Sellers, including without limitation, fees and expenses of accountants, Choate, Hall & Stewart LLP, Kramer Levin Naftalis & Frankel LLP and Dirks, Van Essen & Murray and any other broker, finder or advisor for the Company or the Sellers as a group, and (B) any potential post-Closing obligations of the Sellers as a group under this Agreement (other than under Section 7.3 hereof or Article 8, with respect to ENM or HPM), and all expenses relating thereto, an estimate of such amount being $1,000,000; and

(v) fifth, the remainder, as set forth on a written certificate delivered by the Agent to the Parent at least two (2) business days prior to the Closing, divided between (A) the ENM Agent, as agent for the ENM Shareholders (such amount distributed to the ENM Agent pursuant to this Section 1.11(c)(v), together with any additional amounts distributed to the ENM Agent pursuant to Section 1.13, the “ENM Merger Consideration”), and (B) the Agent, as agent for the Sellers other than the ENM Shareholders, in the respective amounts required for distributions among the Sellers in accordance with the order of priority established by Section 9.1 of the Limited Liability Company Agreement of the Company, dated as of April 1, 2003, as amended (the “LLC Agreement”), as if the contribution made by ENM to the Company under Section 1.12(a)(i) had not occurred, and as contemplated by the last sentence of Section 1.13, to an account designated by the ENM Agent and an account designated by the Agent, in each case at least two (2) business days prior to the Closing; provided that for the purposes of determining amounts distributed under this Section 1.11(c)(v), the amount to be divided between the Agent and the ENM Agent shall first be calculated as if there was no reduction under Section 1.11(c)(ii) for any ENM Debt Amount and as if there was no increase to the Closing Purchase Price for HPM’s or ENM’s cash and cash equivalents on hand at Closing, the amount so determined shall then be divided as required above in this Section 1.11(c)(v), and the amount actually distributed to the ENM Agent shall then be reduced by the ENM Debt Amount and increased by the net cash, if any, in ENM as of the Closing and the amount distributed to the Agent shall then be increased by the net cash, if any, in HPM as of the Closing.

The Parent shall only be obligated to deliver the amounts set forth on the certificates delivered by the Agent pursuant to this Section 1.11(c) and shall not bear any liability whatsoever for the calculation of such amounts or the delivery of such amounts to the Sellers or any errors or disputes associated therewith, and no Seller shall have right to make any claims against the Company or the Parent with respect thereto.

(d) Following the Closing, the Company shall promptly pay any amounts it receives after the Closing in settlement of the Interest Swap Agreement, dated November 2, 2003 between the Company and Wachovia Bank, National Association, to the Agent, as Agent for the Sellers, for distribution to the Sellers under Section 1.13 hereof.

1.12 Payment of Certain Amounts by ENM and the Company; Retention and Payment of Certain Amounts by the Agent.

(a) At the Closing:

(i) ENM will make capital contributions, by wire transfer of immediately available funds, to the Company in an amount equal to the amounts received by it pursuant to Section 1.11(c)(i); and

(ii) the Company shall pay, by wire transfer of immediately available funds, to each holder of a portion of the Debt Amount, the amount specified in the applicable payoff letter delivered by the Company to the Parent.

(b) The Agent will apply the amounts distributed to it pursuant to Section 1.11(c)(iv) to pay the expenses referred to therein and will hold and disburse the balance to cover any such potential obligations of the Sellers which may arise in the future in connection with this Agreement. At such time as the Agent reasonably determines that no such further payments may be due, the Agent will distribute any remaining portion of the amounts distributed to it under Section 1.11(c)(v) as provided in Section 1.13. The retention by the Agent of a portion of the Closing Purchase Price pursuant to this Section 1.12 shall not be evidence that the Sellers or the Company have breached any provision of this Agreement or that the Sellers have any indemnification obligation hereunder.

1.13 Distributions. All amounts which become eligible for distribution to the Sellers pursuant to the penultimate sentence of Section 1.12(b) (together with any interest thereon), or which are received after the Closing as a result of any adjustment under Section 1.14 or any Tax refunds under Article 8 (other than in respect of HPM or ENM) or any insurance proceeds under Section 7.5(a), shall be divided between the ENM Agent, as agent for the ENM Shareholders, and the Agent, as agent for the Sellers other than the ENM Shareholders, as set forth in Section 1.11(c)(v). All amounts received under this Agreement by the ENM Agent for distribution to the ENM Shareholders shall be distributed to the ENM Shareholders in accordance with Sections 1.9 and 1.15. All amounts received under this Agreement by the Agent for distribution to ENHE and Heritage shall be distributed (a) as between ENHE and Heritage, to ENHE and Heritage (such amount allocable to Heritage pursuant to this Section 1.13, the “HPM Merger Consideration”), in the respective amounts required for distributions among such Sellers in accordance with the order of priority established by Section 9.1 of the LLC Agreement, as if the contribution made by ENM to the Company under Section 1.12(a)(i) had not occurred, (for this purpose as if the Heritage entities had sold directly the Membership Interest in the Company held by them) other than consideration equal to the net cash, if any, in HPM as of the Closing which shall be allocable solely to Heritage and (b) as among Heritage, to each Heritage entity in accordance with Sections 1.10 and 1.16. For purposes of allocating the Closing Purchase Price among the Sellers pursuant to this Agreement, it is understood that Heritage shall be entitled to receive the same consideration hereunder that it would have received if it had transferred Membership Interests owned by HPM directly to the Parent (plus any additional consideration equal to the net cash, if any, in HPM as of the Closing) and (ii) the ENM Shareholders shall be entitled to receive the same consideration hereunder that they would have received if they had transferred Membership Interests owned by ENM directly to the Parent (plus any additional consideration equal to the net cash, if any, in ENM as of the Closing).

1.14 Determination of Closing Purchase Price.

(a) Within one hundred twenty (120) days after the Closing Date, the Parent will deliver to the Agent, with a copy to the ENM Agent, a certificate (the “Closing Purchase Price Certificate”) executed by the Parent setting forth an itemized statement of Closing Working Capital, the final aggregate amount of HPM’s, ENM’s, the Company’s and its Subsidiaries’ cash and cash equivalents on hand at Closing and a calculation of the Closing Purchase Price.

(b) If the Agent delivers written notice (the “Disputed Items Notice”) to the Parent within forty-five (45) days after receipt by the Agent of the Closing Purchase Price Certificate, stating that the Agent objects to any items in the Closing Purchase Price Certificate, specifying in reasonable detail the basis for such objection and setting forth the Agent’s proposed modification to the Closing Purchase Price, the Agent and the Parent will attempt to resolve and finally determine and agree upon the Closing Purchase Price as promptly as practicable.

(c) If the Agent and the Parent are unable to agree upon the Closing Purchase Price within forty-five (45) days after delivery of the Disputed Items Notice, the Agent and the Parent will select an independent, nationally recognized accounting firm reasonably acceptable to each of them to resolve the items set forth in the Disputed Items Notice (the “Disputed Items”). If the Parent and the Agent are unable to agree upon the selection of an accounting firm, either party may petition a court to select the accounting firm. The accounting firm will (i) resolve the Disputed Items and (ii) make a determination of the Closing Purchase Price using the calculations set forth in the Closing Purchase Price Certificate, as modified only by the accounting firm’s resolution of the Disputed Items. The determination of the accounting firm will be made within sixty (60) days after being selected and will be final and binding on the parties. The fees, costs and expenses of the accounting firm will be borne by the party whose positions generally did not prevail in such determination, as determined by such accounting firm, or if the accounting firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by the Sellers and 50% by the Parent.

(d) If the Agent does not deliver the Disputed Item Notice to the Parent within forty-five (45) days after receipt by the Agent of the Closing Purchase Price Certificate, the Closing Purchase Price specified in the Closing Purchase Price Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.

(e) At such time as the Closing Purchase Price is finally determined, either (i) the Parent shall pay the Agent an aggregate amount equal to the excess, if any, of the Closing Purchase Price over the Estimated Closing Purchase Price or (ii) the Agent, on behalf of the Sellers, shall pay the Parent an aggregate amount equal to the excess, if any, of the Estimated Closing Purchase Price over the Closing Purchase Price. The Parent shall have no right to make any claim under Article 7 or Article 8 hereof against the Sellers for amounts (including Losses relating thereto) which have already been reflected as liabilities in the computation of Closing Working Capital for purposes of determining the Closing Purchase Price pursuant to this Section 1.14.

(f) The Agent, the ENM Agent, and their accountants, lawyers and representatives will be given, upon prior written notice, reasonable access during normal business hours (i) to (and shall be allowed to make copies of at the Agent’s and the ENM Agent’s sole cost and expense) the books and records of the Company and its Subsidiaries and (ii) to any personnel of the Company or any Subsidiaries reasonably requested by such Persons, in each case for the purpose of the final determination of the Closing Purchase Price or any dispute relating thereto; provided, however, the Agent, the ENM Agent, and their accountants, lawyers and representatives shall not unreasonably interfere with any of the businesses or operations of the Parent, the Company or any of its Subsidiaries.

(g) The Agent will consult with the ENM Agent in connection with any material discussion or determination by the Agent under this Section 1.14.

1.15 Surrender of ENM Share Certificates; Payment of the ENM Merger Consideration. At the Closing, promptly following the ENM Effective Time, each holder of a certificate or certificates which represented at the Closing Date immediately prior to the ENM Effective Time issued and outstanding shares of ENM Common Stock shall deliver such certificates to the ENM Agent for surrender to the ENM Surviving Corporation against payment of the applicable portion of the ENM Merger Consideration as determined in accordance with Section 1.9. The ENM Agent shall distribute the ENM Merger Consideration by federal funds wire transfer to such holders, the amount to be distributed to each holder to be determined by reference to the provisions of Section 1.9. Following the final determination of the Closing Purchase Price and any adjustments to the ENM Merger Consideration required pursuant to Sections 1.13 and 1.14, the ENM Agent shall promptly distribute by federal funds wire transfer to such holders any portion of the ENM Merger Consideration which the ENM Agent may then hold, the amount to be distributed to each holder to be determined by reference to the provisions of Section 1.9 after taking into account all prior distributions with respect to the ENM Merger Consideration made to each such holder.

1.16 Surrender of HPM Share Certificates; Payment of the HPM Merger Consideration. At the Closing, promptly following the HPM Effective Time, each holder of a certificate or certificates which represented at the Closing Date immediately prior to the Effective Time issued and outstanding shares of HPM Common Stock shall deliver such certificates to the Agent for surrender to the HPM Surviving Corporation against payment of the applicable portion of the HPM Merger Consideration as determined in accordance with Section 1.10. The Agent shall distribute the HPM Merger Consideration by federal funds wire transfer to such holders, the amount to be distributed to each holder to be determined by reference to the provisions of Section 1.10. Following the final determination of the Closing Purchase Price and any adjustments to the HPM Merger Consideration required pursuant to Sections 1.13 and 1.14, the Agent shall promptly distribute by federal funds wire transfer to such holders any portion of the HPM Merger Consideration which the Agent may then hold, the amount to be distributed to each holder to be determined by reference to the provisions of Section 1.10 after taking into account all prior distributions with respect to the HPM Merger Consideration made to each such holder.

1.17 Closing of ENM and HPM Transfer Books. At the ENM Effective Time and HPM Effective Time, the stock transfer books of ENM and HPM, respectively, shall be closed,

and there shall be no further registration of transfers on the stock transfer books of the ENM Surviving Corporation or the HPM Surviving Corporation of the shares of ENM or HPM stock which were outstanding immediately prior to the ENM Effective Time or HPM Effective Time. If, after the ENM Effective Time or the HPM Effective Time, certificates are presented to the ENM Surviving Corporation or the HPM Surviving Corporation, the ENM Agent or the Agent for transfer or any other reason, they shall be canceled as provided in Section 1.15 or Section 1.16, respectively.

1.18 Articles of Organization and Bylaws. The Articles of the ENM Surviving Corporation shall be the Articles of Organization of ENM Merger Sub immediately prior to the ENM Effective Time, as amended and restated by the ENM Articles of Merger. The Bylaws of the ENM Surviving Corporation shall be the Bylaws of ENM Merger Sub immediately prior to the ENM Effective Time, except that the name of the corporation set forth therein shall be changed to the name of ENM. The Articles of the HPM Surviving Corporation shall be the Articles of Organization of HPM Merger Sub immediately prior to the HPM Effective Time, as amended and restated by the HPM Certificate of Merger. The Bylaws of the HPM Surviving Corporation shall be the Bylaws of HPM Merger Sub immediately prior to the HPM Effective Time, except that the name of the corporation set forth therein shall be changed to “HPM, Inc.”.

1.19 Directors and Officers. Those persons listed on Schedule 1.19 hereto shall become the directors and officers of the ENM Surviving Corporation as of the ENM Effective Time and the HPM Surviving Corporation as of the HPM Effective Time. The directors and officers of ENM prior to the ENM Effective Time shall cease to be directors and officers of the ENM Surviving Corporation after the ENM Effective Time. The directors and officers of HPM prior to the HPM Effective Time shall cease to be directors and officers of the HPM Surviving Corporation after the HPM Effective Time.

1.20 Additional Actions. The ENM Surviving Corporation may, subject to the terms and conditions of this Agreement, at any time after the ENM Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either ENM or ENM Merger Sub, in order to consummate the transactions contemplated by this Agreement. The HPM Surviving Corporation may, subject to the terms and conditions of this Agreement, at any time after the HPM Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either HPM or HPM Merger Sub, in order to consummate the transactions contemplated by this Agreement.

1.21 Withholding Rights. Each of the Parent, the ENM Surviving Corporation, ENM Merger Sub, the HPM Surviving Corporation, HPM Merger Sub and ENHE Acquisition shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of ENM Common Stock or HPM Common Stock or ENHE such amounts as the Parent, the ENM Surviving Corporation, ENM Merger Sub, the HPM Surviving Corporation, ENHE Acquisition or HPM Merger Sub is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Parent, the ENM Surviving Corporation, ENM Merger Sub, the HPM Surviving Corporation, HPM Merger Sub or ENHE Acquisition, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of ENM Common Stock or HPM Common Stock or ENHE, as the

case may be, in respect of which such deduction and withholding was made by the Parent, the ENM Surviving Corporation, ENM Merger Sub, the HPM Surviving Corporation, HPM Merger Sub or ENHE Acquisition.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

CONCERNING THE SELLERS

Each Seller hereby severally, but not jointly, represents and warrants to the Parent, ENM Merger Sub and HPM Merger Sub that each of the statements contained in this Article 2 is true and correct; provided, that, subject to Section 7.3, the representations and warranties contained in Section 2.5 are made solely by the HPM Shareholders and the representations and warranties contained in Section 2.6 are made solely by the ENM Shareholders. Except for the representations and warranties set forth in Article 2 and Article 3, no Seller makes any other representation or warranty (either express or implied) herein or with respect to the transactions contemplated by this Agreement.

2.1 Title. Such Seller is the owner of the securities set forth on Schedule 2.1 as being owned by such Seller. At the Closing, such Seller will own, and if such Seller is ENHE will transfer such securities to the Parent, free and clear of all Liens, other than restrictions under applicable securities Laws.

2.2 Power and Authority. Such Seller has the full corporate, limited partnership or limited liability company power and authority and has taken all required corporate, limited partnership or limited liability company action on its part, or the individual capacity, necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of such Seller contemplated hereby.

2.3 No Conflict; Consents and Approvals.

(a) Such Seller’s execution, delivery and performance of this Agreement and the other agreements, instruments and documents of such Seller contemplated hereby will not (a) result in any violation of, be in conflict with or constitute a default under (i) such Seller’s charter, bylaws, limited partnership agreement or limited liability company agreement, (ii) any foreign, federal, state, county or local statute, law, ordinance, regulation, rule, code or rule of common law (“Law”) or any order, judgment, injunction, decree, stipulation or determination (a “Governmental Order”) issued, promulgated or entered by or with any governmental entity, department, commission, board, agency or instrumentality, and any arbitrator, court, tribunal or judicial body, whether federal, state, county, local or foreign (a “Governmental Authority”) of competent jurisdiction to which such Seller is a party or by which such Seller is bound, other than violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or (iii) any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, binding commitment or other arrangement (each, a “Contract”) to which such Seller is a party or by which such Seller is bound, other than such violations, conflicts or defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or (b) require the Seller to obtain any approval, consent or waiver of, or make any filing with or provide any notice to, any Person that has not been obtained or made, other than those listed on Schedule 2.3(a) hereto and those as to which the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. “Person” means any individual, corporation (including any not-for-profit corporation), partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity, Governmental Authority, or any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(b) No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Person is required to be made or obtained by such Seller in connection with the execution and delivery of this Agreement by the Seller and each agreement, document and instrument to be executed and delivered by it or on its behalf pursuant to, or as contemplated by, this Agreement by the Seller, the performance by the Seller of its obligations hereunder and thereunder, or the consummation by the Seller of the transactions contemplated hereunder and thereunder, except (i) the expiration or early termination of the waiting period under the HSR Act, (ii) any such consent, approval, authorization, order, permit, declaration, filing, registration or notification which is not material to such Seller or the Company and its Subsidiaries, taken as a whole, and (iii) as set forth on Schedule 2.3(b).

(c) As used herein, “Company Material Adverse Effect” shall mean any change, event, circumstance or development which has had, or could reasonably expected to have, a material adverse effect on the assets, properties, financial condition or results of operations of ENM or HPM or the Company and its Subsidiaries, taken as a whole, or that impairs the ability of the Sellers, ENM, HPM, the Company and the Company’s Subsidiaries to timely consummate the material transactions contemplated by this Agreement; provided, that in no event shall any of the following be or be taken into account in the determination of whether a Company Material Adverse Effect has occurred: (i) any change resulting from conditions affecting the industry in which the Company or any Subsidiary operates or from changes in general business or economic conditions; (ii) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement; (iii) any change resulting from any action taken by the Parent; or (iv) changes in GAAP after the date hereof, except for such changes, events, circumstances or developments in the case of clauses (i) or (iv) which adversely affect the Company and its Subsidiaries in a materially disproportionate manner relative to other industry participants that operate in the Northeastern region of the United States.

2.4 Validity and Enforceability. This Agreement is, and each of the other agreements, instruments and documents of such Seller contemplated hereby will be when executed and delivered by such Seller, the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other Laws affecting the rights and remedies of creditors and to general equitable principles.

2.5 HPM.

(a) HPM is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. HPM is not qualified to do business as a foreign entity in any jurisdiction nor is any such qualification or licensing necessary. All of the outstanding capital stock of HPM is owned by Heritage as set forth on Schedule 2.5 hereto, and there are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate HPM to issue shares of its capital stock or voting securities. All outstanding capital stock of HPM is duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right. HPM has no liabilities or obligations of any kind other than (a) in connection with its ownership of an interest in the Company, (b) liabilities or obligations that will be discharged in connection with the Closing and (c) Tax liabilities, which are governed by Section 3.10 and Article 8. HPM has no employees. HPM does not own or lease any real or personal property or any other assets of any kind other than its ownership of Membership Interests in the Company. There is no Action pending or to Seller’s knowledge, threatened against HPM or any of the shareholders, directors or officers of HPM in their capacity as directors, officers or shareholders of HPM, and HPM is not subject to any Governmental Order relating specifically to HPM or the Membership Interests in the Company. HPM is in compliance in all material respects with all Laws applicable to it. Set forth on Schedule 2.5 hereto is a list of all Contracts to which HPM is a party.

(b) HPM has the full corporate power and authority and has taken all required corporate action, including without limitation, the unanimous approval of the HPM Shareholders in accordance with the DGCL (the “HPM Shareholder Approval”), necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments or documents of it contemplated hereby and none of such actions will result in any violation of, be in conflict with or constitute a default under its charter, bylaws, Law, Contract or Governmental Order to which the HPM is a party or by which such entity or its assets are bound.

(c) This Agreement constitutes, and each other agreement, instrument or document of each of HPM contemplated hereby will be when executed and delivered by HPM, the valid and binding obligation of HPM, enforceable against HPM in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other Laws affecting the rights and remedies of creditors and to general equitable principles.

(d) Except for any applicable filings under the HSR Act and the HPM Certificate of Merger, no consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or third party is required on the part of HPM for or in connection with the execution, delivery and performance of this Agreement by HPM and the consummation by HPM of any of the transactions contemplated by this Agreement and the other agreements, instruments and documents to be executed by HPM pursuant to this Agreement.

(e) No state takeover statute or similar statute or regulation or other comparable takeover provision of the constituent documents of HPM applies or purports to apply to this Agreement, or any of the transactions contemplated by this Agreement. The affirmative vote of the holders of a majority of the outstanding shares of HPM Common Stock are the only votes of the holders of any class or series of HPM’s capital stock which may be necessary to approve this Agreement and the transactions contemplated hereby.

2.6 ENM.

(a) ENM is a corporation duly organized, validly existing and in good standing under the Laws of The Commonwealth of Massachusetts. ENM is not qualified to do business as a foreign entity in any jurisdiction nor is any such qualification or licensing necessary. All of the outstanding capital stock of ENM is owned by the ENM Shareholders as set forth on Schedule 2.6 hereto, and there are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate ENM to issue shares of its capital stock or voting securities. All outstanding capital stock of ENM is duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right. ENM has no liabilities or obligations of any kind other than (a) in connection with its ownership of an interest in the Company, (b) liabilities or obligations that will be discharged in connection with the Closing and (c) Tax liabilities, which are governed by Section 3.10 and Article 8. ENM has no employees. ENM does not own or lease any real or personal property or any other assets of any kind other than its ownership of Membership Interests in the Company. There is no Action pending or to Seller’s knowledge, threatened against ENM or any of the shareholders, directors or officers of ENM in their capacity as directors, officers or shareholders of ENM, and ENM is not subject to any Governmental Order relating specifically to ENM or the Membership Interests in the Company. ENM is in compliance in all material respects with all Laws applicable to it. Set forth on Schedule 2.6 hereto is a list of all Contracts to which ENM is a party. ENM has delivered to the Parent unaudited internal consolidated balance sheets of ENM as of, and income statements for the fiscal years ended, December 31, 2004 and December 31, 2005. Such financial statements are derived from the books and records of ENM and present fairly in all material respects the financial condition of ENM at the dates of such statements for the periods covered thereby.

(b) ENM has the full corporate power and authority and has taken all required corporate action, including without limitation, the unanimous approval of the ENM Shareholders in accordance with the MBCA (the “ENM Shareholder Approval”), necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments or documents of it contemplated hereby and none of such actions will result in any violation of, be in conflict with or constitute a default under its charter, bylaws, Law, Contract or Governmental Order to which the ENM is a party or by which such entity or its assets are bound.

(c) This Agreement constitutes, and each other agreement, instrument or document of each of ENM contemplated hereby will be when executed and delivered by ENM, the valid and binding obligation of ENM, enforceable against ENM in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other Laws affecting the rights and remedies of creditors and to general equitable principles.

(d) Except for any applicable filings under the HSR Act and the ENM Articles of Merger, no consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or third party is required on the part of ENM for or in connection with the execution, delivery and performance of this Agreement by ENM and the consummation by ENM of any of the transactions contemplated by this Agreement and the other agreements, instruments and documents to be executed by ENM pursuant to this Agreement.

(e) No state takeover statute or similar statute or regulation or other comparable takeover provision of the constituent documents of ENM applies or purports to apply to this Agreement, or any of the transactions contemplated by this Agreement. The affirmative vote of the holders of a majority of the outstanding shares of ENM Common Stock are the only votes of the holders of any class or series of ENM’s capital stock which may be necessary to approve this Agreement and the transactions contemplated hereby.

2.7 No Other Representations or Warranties of the Parent. The Sellers acknowledge that none of the Parent or any of its Affiliates, directors, officers, managers, members, employees, consultants, agents, counsel or advisors makes or has made any representation or warranty to the Sellers or its Affiliates, except for the representations and warranties of the Parent expressly set forth in Article 4 of this Agreement.

2.8 Brokers. Except as set forth on Schedule 2.8, none of the Sellers has dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement which would result in any liability or obligation of the Company or its Subsidiaries.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

CONCERNING THE COMPANY AND THE SUBSIDIARIES

The Sellers whose names are set forth on Schedule 3 and the Company represent and warrant to the Parent, ENM Merger Sub and HPM Merger Sub that each of the statements contained in this Article 3 is true and correct; provided, that the representations and warranties contained in Section 3.10 with respect to HPM are made, jointly and severally, solely by Heritage and the representations and warranties contained in Section 3.10 with respect to ENM are made, jointly and severally, solely by the ENM Shareholders. Except for the representations and warranties set forth in this Article 3, the Company makes no other representation or warranty (either express or implied) herein or with respect to the transactions contemplated by this Agreement.

3.1 Organization, Power and Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has full limited liability company power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted. The copies of the certificate of formation, LLC Agreement and any other organizational document of the Company, each as amended to date, that have been delivered to the Parent by the Company are complete and correct copies thereof.

3.2 Power and Authority. The Company has the limited liability company power and authority and has taken all required limited liability company action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby.

3.3 Validity and Enforceability. This Agreement is, and each of the other agreements, instruments and documents of the Company contemplated hereby will be when executed and delivered by the Company, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other Laws affecting the rights and remedies of creditors and to general equitable principles.

3.4 Subsidiaries. Except as set forth on Schedule 3.4, the Company has no subsidiaries, equity interests, partnership interests, debt interests or other investments and does not, directly or indirectly, own or have the right to acquire any equity, partnership or debt interest in any other corporation, limited liability company, partnership, company, joint venture, trust or other business organization. The entities indicated on such Schedule as subsidiaries are referred to herein as the “Subsidiaries” and each as a “Subsidiary”. The record owners of all of the issued and outstanding capital stock or other equity interests of each of the Company’s Subsidiaries is as listed on Schedule 3.4. All outstanding equity interests in the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate any Subsidiary to issue additional capital stock or other equity interests or voting securities. Each Subsidiary is duly organized or formed, validly existing and in good standing under the Laws of its state of organization, as set forth on Schedule 3.4. Each of the Subsidiaries has full corporate or limited liability company power and authority to own, lease and/or operate its properties and to carry on its business as such business is now conducted. Complete and correct copies of the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement and other applicable organizational documents of each of the Subsidiaries, each as amended to date, have been delivered to the Parent.

3.5 Capitalization. Schedule 3.5 sets forth a complete and accurate list of all outstanding limited liability company interests in the Company and the record holders thereof. There are no other outstanding voting or other securities of the Company. All outstanding limited liability company interests in the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate the Company to issue any of its limited liability company interests or other equity security or voting security. Upon the consummation of the transactions contemplated by this Agreement, the Parent will directly or indirectly own one hundred percent (100%) of the issued and outstanding limited liability company interests in the Company free and clear of all Liens, other than restrictions under applicable securities Laws.

3.6 Foreign Qualifications. Schedule 3.6 sets forth a complete and accurate list of each jurisdiction in which the Company or any Subsidiary is qualified to do business as a foreign entity. The Company and each Subsidiary are qualified to do business as a foreign entity in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted by such entity makes such qualification or licensing necessary, except for any jurisdiction(s) in which the failure to so qualify would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.7 Financial Statements. The Company has delivered to the Parent (a) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2004 and December 31, 2005 and audited consolidated statements of income, members’ equity and cash flows for the fiscal years ended December 31, 2004 and December 31, 2005 and (b) an unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Balance Sheet”) as of February 28, 2006 (the “Balance Sheet Date”) and an unaudited consolidated statement of income for the period ended February 28, 2006. Such financial statements and the notes thereto, if any, have been prepared in accordance with GAAP applied consistently during the periods covered thereby, are derived from the books and records of the Company and its Subsidiaries, present fairly in all material respects the financial condition of the Company and its Subsidiaries at the dates of such statements and the results of their operations and cash flows for the periods covered thereby, except that the unaudited financial statements do not contain the materials and disclosures to be found in notes to financial statements prepared in accordance with GAAP nor do they reflect certain non-recurring or year-end adjustments.

3.8 Undisclosed Liabilities; Indebtedness. Neither the Company nor any Subsidiary has any material indebtedness or liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for those (i) reserved against or disclosed in the Balance Sheet; (ii) incurred in the ordinary course of the business since the Balance Sheet Date, (iii) incurred under or disclosed pursuant to this Agreement, (iv) Taxes, as to which Section 3.10 applies or (v) that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.9 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth on Schedule 3.9, the Company and each of its Subsidiaries has operated their business in all material respects in the ordinary course and there has not been any:

(a) incurrence, creation or assumption of (i) any lien, security interest, mortgage, tenancy, subtenancy, license or other encumbrance of any kind or character (collectively, “Liens”), on any assets or properties (whether tangible or intangible) of the Company or its Subsidiaries, other than (A) Permitted Liens (as defined below); (B) Liens that will be released at or prior to the Closing; and (C) Liens on assets or properties having an aggregate value not in excess of $250,000;

(b) issuance or sale of any additional Membership Interests of the Company, or any capital stock of or other equity interests in any Subsidiary, or securities convertible into or exchangeable for Membership Interests of the Company or any capital stock of or other equity interests in any Subsidiary, or issuance or grant of any options, warrants, calls, subscription rights or other rights of any kind to acquire additional Membership Interests of the Company or any capital stock of or other equity interests in any Subsidiary;

(c) declaration, setting aside or payment of any non-cash dividend, or other non-cash distribution or redemption in respect of Membership Interests of the Company, other than tax distributions contemplated by the LLC Agreement, or any non-cash redemption, repurchase or other acquisition by the Company or any Subsidiary of any Membership Interests of the Company;

(d) sale, assignment, transfer, lease, license or other disposition, or agreement to sell, assign, transfer, lease, license or otherwise dispose of, or acquisition or agreement to acquire, any material intangible property or material tangible real property or personal property of the Company or any Subsidiary;

(e) damage to, or destruction or loss of, material assets or properties of the Company or its Subsidiaries, taken as a whole or, material and adverse effect from the disclosure of advertiser, customer, user or subscriber lists to third parties, of the Company or its Subsidiaries;

(f) Company Material Adverse Effect;

(g) acquisition (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) by the Company or any Subsidiary of any corporation, limited liability company, partnership or other business organization, or any division thereof, with an aggregate fair market value, in any individual case, in excess of $250,000;

(h) change in (i) any method of accounting or accounting practice used by the Company or any Subsidiary, other than such changes as are required by GAAP, (ii) any material Tax election of the Company or any Subsidiary, including making or revoking any such election or (iii) any method of Tax accounting used by the Company or any Subsidiary, other than such changes as are required by Law;

(i) entry into employment, severance, retention, change of control or similar Contract (which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty) with any officers, directors, managers, employees or agents of the Company or any Subsidiary (except for any such Contract which is not material to the Company or any Subsidiary and which was entered into with an employee or agent who is not an officer, director or regional manager of the Company or a Subsidiary) or adoption of any Benefit Plans;

(j) increase or material change in the compensation payable or to become payable to any of its officers, directors, managers, employees or agents, or in any bonus, pension, severance, retention, change of control, insurance or other benefit payment or arrangement (including awards, option grants or appreciation rights) made to or with any of such officers, directors, managers, employees or agents, other than customary salary increases and changes in benefits in the ordinary course of business consistent in all material respects with past practice or to the extent that the Company or any Subsidiary is contractually obligated to do so or required to do so by applicable Law;

(k) material change to the Company’s or any Subsidiary’s operations or policies with respect to cash management, including without limitation with respect to the timing of collections or payments, except for changes in the ordinary course of business consistent in all material respects with past practice; or

(l) Contract, other than this Agreement, to take any actions specified in this Section 3.9.

3.10 Taxes. The representations and warranties set forth in this Section 3.10 are subject in all respects to the qualifications and disclosures set forth in Schedule 3.10.

(a) The Company, its Subsidiaries, HPM and ENM have (i) timely filed (taking into account all applicable extensions of time for filing) all Tax Returns that were required to be filed by or with respect to the Company, its Subsidiaries, HPM and ENM and (ii) paid all Taxes that have become due and payable, except for Taxes which are being contested in good faith and for which adequate reserves (in accordance with GAAP) have been established.

(b) There is no unpaid Tax deficiency or unpaid assessment being asserted against the Company, its Subsidiaries, HPM or ENM, other than amounts being contested in good faith for which adequate reserves (in accordance with GAAP) have been established.

(c) No Liens for Taxes exist with respect to any of the assets or properties of any of the Company, its Subsidiaries, HPM or ENM, except for statutory Liens for Taxes not yet due and payable, or due but not yet delinquent.

(d) The Company, its Subsidiaries, HPM and ENM have withheld or collected and timely paid over to the appropriate Governmental Authorities (or are properly holding for such payment) all Taxes required by Law to be withheld or collected.

(e) Any liability of the Company, the Subsidiaries, HPM or ENM for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Company, the Subsidiaries, HPM and ENM in accordance with GAAP.

(f) Since January 1, 2000, no claim has been made by any Governmental Authority in a jurisdiction where the Company, its Subsidiaries, HPM and ENM have not filed a Tax Return that they are or may be subject to Tax by such jurisdiction.

(g) (i) There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns of any of the Company, its Subsidiaries, HPM or ENM; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of any of the Company, its Subsidiaries, HPM or ENM; (iii) the Company, its Subsidiaries, HPM and ENM are not a party to any Contract providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; and (iv) no ruling with respect to Taxes has been requested by or on behalf of the Company, any of its Subsidiaries, HPM or ENM.

(h) The Company, each of its Subsidiaries, HPM and ENM have not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) Neither the Company, nor any of its Subsidiaries, HPM or ENM have distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) The Company, its Subsidiaries, HPM and ENM have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k) Neither the Company, nor any of the Subsidiaries, HPM or ENM are parties to or bound by any Tax allocation or sharing agreement (except for the LLC Agreement of the Company relating to allocation of Taxes).

(l) Neither the Company, nor any of its Subsidiaries, HPM or ENM will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date (or in the case of ENM, after the day before the Closing Date) as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(m) (i) ENM has and has had at all times since January 1, 1997 a valid election in effect under Section 1362 of the Code and any comparable provision of state or local Law for all taxable years through and including the day before the Closing Date (the “S Election”) and such S Election has never been terminated or revoked prior to the day before the Closing Date; (ii) ENM does not have any subsidiaries that are not “qualified subchapter S subsidiaries” within the meaning of Section 1361(b)(3)(B) of the Code and each such subsidiary, if any, has been a qualified subchapter S subsidiary at all times since the date of incorporation up to and including the Closing Date; and (iii) the S Election is respected under the income Tax Laws of every state or local jurisdiction in which ENM does business.

(n) HPM is not, and has never been, part of an affiliated group of corporations that files a consolidated federal income tax return.

As used herein, the following terms shall have the meanings indicated below:

“Tax” shall mean (i) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge, together with any interest or penalty imposed by any Governmental Authority, (ii) liability for the payment of any amount of the type described in (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group and (iii) liability of the Company, its Subsidiaries, HPM or ENM as a result of being the party to any agreement to allocate or share Taxes or any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person (except for (i) any Contract among the Company, its Subsidiaries, and the Sellers and (ii) customary agreements to indemnify lenders or security holders in respect of Taxes).

“Tax Return” shall mean a report, return, extension or other information (including any attached schedules or any amendments to such report, return, extension or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax (including any estimated tax), including an information return, claim for refund or an amended return.

3.11 Personal Property; Inventory. The Company and each of its Subsidiaries has good title to or a valid leasehold, license or other similar interest in all of the material tangible personal assets and properties used or leased for use by the Company or any of its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, free and clear of all Liens, except for Permitted Liens. The material equipment and other tangible operating assets of the Company and its Subsidiaries, taken as a whole, are in adequate operating condition and repair to conduct the business of the Company and its Subsidiaries as the same is conducted on the date hereof, normal wear and tear excepted. As used herein, “Permitted Liens” means (a) such imperfections of title, easements, encumbrances or restrictions which do not materially interfere with the current use or materially detract from the value of the Company’s or any Subsidiary’s assets for their current uses, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (c) Liens for Taxes not yet due and payable, or being contested in good faith, (d) purchase money Liens incurred in the ordinary course of business, and (e) the Liens listed on Schedule 3.11.

3.12 Real Property.

(a) Schedule 3.12(a) sets forth each interest in real property owned by the Company and its Subsidiaries (the “Owned Real Property”). The respective owner of the Owned Real Property has good record and marketable title in fee simple to the Owned Real Property, free and clear of all Liens, except for Permitted Liens and as specified on Schedule 3.12(a), and enjoys peaceful and quiet possession of the Owned Real Property.

(b) Schedule 3.12(b) describes each interest in real property leased by the Company and its Subsidiaries (the “Real Property Leases”, and, each individually, a “Real Property Lease”) from any lessor that is not a Subsidiary, including the lessor of such leased property, and identifies each lease or any other arrangement under which such property is leased. The Company and each of its Subsidiaries enjoys peaceful and quiet possession of its leased premises and has not received any written notice from any landlord asserting the existence of a material default under any such lease or been informed in writing that the lessor under any such lease has taken action or, to the knowledge of the Company, threatened to terminate the lease before the expiration date specified in the lease.

(c) The Owned Real Property identified in Schedule 3.12(a) and the Real Property Leases identified in Schedule 3.12(b) (collectively, the “Real Property”) comprise all of the real property used primarily by the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any Contract to purchase, sell or otherwise convey any real property or interest therein.

(d) To the knowledge of the Company, the Real Property is used and operated (i) in conformity with all applicable permits and (ii) in conformity with all covenants, easements, rights of way, licenses, grants, building or use restrictions, exceptions, encroachments, Liens, reservations or other impediments, except where failure to so conform would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (except for covenants, easements, rights of way, licenses, grants, building or use restrictions, exceptions, encroachments, Liens, reservations or other impediments, to the extent any of the foregoing are related to Environmental Laws, as to which Section 3.27 only applies). Any improvements located on the Owned Real Property, taken as a whole, are in adequate operating condition and repair to conduct the business of the Company and its Subsidiaries as the same is conducted on the date hereof, normal wear and tear excepted.

(e) Except as set forth on Schedule 3.12(e), to the knowledge of the Company, none of the Real Property is subject to any pending or threatened condemnation or similar proceeding by any Governmental Authority.

3.13 Intellectual Property.

(a) As used herein “Intellectual Property” means all (i) patents, patent applications and patent disclosures, (ii) trademarks, service marks, trade dress, trade names, mastheads and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential information (including, without limitation, ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, technology, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), and (vi) uniform resource locators or domain names. As used herein “Company Intellectual Property” means Intellectual Property owned or used by the Company or any Subsidiary.

(b) Schedule 3.13 hereto contains a list of (i) all material Company Intellectual Property included in clauses (i), (ii) and (vi) of the definition of Intellectual Property which the Company or any Subsidiary owns and has registered with a Governmental Authority, or with respect to which the Company or any Subsidiary has filed an application for such a registration, except for any Company Intellectual Property which has been abandoned by the Company or such Subsidiary; and (ii) material trade names and mastheads. Schedule 3.13 also contains a list of all material licenses granted by the Company or any Subsidiary to any third party with respect to any owned Company Intellectual Property and all material licenses granted by any third party to the Company with respect to any Company Intellectual Property (excluding “off-the-shelf” or “shrink wrap” programs or products, or other programs or products licensed in the ordinary course of business). The consummation of the transactions contemplated hereby will not materially alter or impair the rights of the Company and its Subsidiaries in the Company Intellectual Property. To the knowledge of the Company, there is no threatened loss of any material Company Intellectual Property.

(c) The Company and its Subsidiaries own all right, title and interest in and to, or have valid rights to use, all Company Intellectual Property in the United States. To the Company’s knowledge, except as set forth on Schedule 3.13, (i) neither the Company’s nor any Subsidiary’s use of any Company Intellectual Property is violating or infringing, or has violated or infringed, any Intellectual Property or right of privacy or publicity of any other third party, and (ii) no third party is violating or infringing, or has violated or infringed, any Company Intellectual Property owned by the Company or any Subsidiary.

3.14 Material Contracts.

(a) Schedule 3.14 hereto lists the following Contracts to which the Company or its Subsidiaries is a party or may be bound:

(i) any Contract for indebtedness, including any agreements or commitments for future loans, credit or financing, in each case in excess of $200,000, other than any of the foregoing relating to any intercompany indebtedness among the Company and its Subsidiaries;

(ii) any Contract for or relating to the employment, severance or retention of any officer, employee or consultant of the Company or any Subsidiary or any other type of Contract with any of its officers, employees or consultants, involving individual annual payments to any one Person in excess of $100,000 and which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty;

(iii) change of control and deferred compensation agreements involving payments by the Company or any Subsidiary to any of their direct or indirect stockholders, directors or employees or to any consultants or independent contractors who perform services on a substantially full-time basis for the Company or any Subsidiary;

(iv) leases, rental or occupancy Contracts, installment and conditional sale Contracts, and other Contracts affecting the ownership of, leasing of, title to or other interest in, any tangible personal property or real property involving individual annual payments in excess of $100,000;

(v) any Contract involving any joint venture, partnership, strategic alliance, shareholders agreement or any co-marketing, co-promotional, joint development or similar arrangement involving individual annual payments in excess of $100,000;

(vi) any license agreement or other Contract relating to Company Intellectual Property under which the Company or any Subsidiary pays or receives amounts in excess of $50,000 annually;

(vii) Contracts requiring payments after the date hereof in an amount in excess of $100,000;

(viii) any Contract to provide commercial printing services to third parties, including to media publishers and to commercial paper product designers, involving payments to the Company or a Subsidiary in excess of $100,000;

(ix) Contracts between the Company or any Subsidiary, on the one hand, and any director, officer or Affiliate (as defined below) of the Company or any Subsidiary, on the other hand (other than employment arrangements entered into in the ordinary course of business);

(x) Contracts containing covenants limiting the ability of the Company or any Subsidiary to compete with any Person in any line of business or in any area or territory;

(xi) any advertising or other revenue generating Contract which generated revenues in an amount in excess of $100,000 during the fiscal year ended December 31, 2005; and

(xii) Contracts relating to the issuance or ownership of any equity securities, or securities convertible into or exchangeable for equity securities, of the Company or any Subsidiary.

(b) All of the foregoing are herein called “Material Contracts.” The Company has made available to the Parent true and correct copies of all Material Contracts. Each Material Contract is valid and in full force and effect, subject, however, to limitations on enforceability under applicable bankruptcy, insolvency and other Laws affecting the rights and remedies of creditors and to general equitable principles. The Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto has performed all material obligations required to be performed by them thereunder. Neither the Company nor any of its Subsidiaries is in default under any material provision of any Material Contract. To the knowledge of the Company, no third party is in default under any material provision of any Material Contract.

3.15 Litigation. Except for matters described in Schedule 3.15 hereto, (i) there is no material suit, action, arbitration, litigation or proceeding or governmental investigation pending (“Action”) or, to the Company’s knowledge, threatened, against the Company or any Subsidiary or, to the Company’s knowledge, any of the owned assets or properties of the Company or any Subsidiary, or any of the directors and officers of the Company or any Subsidiary in their capacity as directors or officers of the Company or any Subsidiary (except any Action relating to Environmental Laws, as to which Section 3.27 only applies) and (ii) the Company, each Subsidiary and their respective assets and properties are not subject to any material Governmental Order relating specifically to the Company, any Subsidiary or any of their respective assets or properties (except any Governmental Order relating to Environmental Laws, as to which Section 3.27 only applies).

3.16 No Conflict. The Company’s execution, delivery and performance of this Agreement and the other agreements, instruments and document contemplated hereby will not (a) result in a violation of, be in conflict with or constitute a default under (i) any provision of the certificate of formation or the LLC Agreement, as amended and in effect; (ii) any Law or Governmental Order, other than violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or (iii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its assets is bound, other than such breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or (b) require the Company or any of its Subsidiaries to obtain any approval, consent or waiver of, or make any filing with or provide any notice to, any Person that has not been obtained or made, other than those listed on Schedule 3.16 hereto and those as to which the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.17 Consents, Approvals, Etc. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Person is required to be made or obtained by the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company and each agreement, document and instrument to be executed and delivered by it or on its behalf pursuant to, or as contemplated by, this Agreement by the Company, the performance by the Company of its obligations hereunder and thereunder, or the consummation by the Company of the transactions contemplated hereunder and thereunder, except (i) the expiration or early termination of the waiting period under the HSR Act, (ii) any such consent, approval, authorization, order, permit, declaration, filing, registration or notification which is not material to the Company and its Subsidiaries, taken as a whole, and (iii) as set forth on Schedule 3.17.

3.18 Licenses and Permits. Schedule 3.18 hereto sets forth a list of all licenses, permits and authorizations of Governmental Authorities held by the Company and each Subsidiary which are material to the business of the Company and its Subsidiaries (except for licenses, permits and authorizations relating to Benefits Plans, as to which Section 3.21 only applies, and to Environmental Laws, as to which Section 3.27 only applies) (collectively, the “Authorizations”). The Company and each Subsidiary have all licenses, permits and authorizations of Governmental Authorities required to permit the Company and each Subsidiary to conduct their respective businesses, and the Authorizations are in full force and effect. The Company and each Subsidiary, as applicable, is in material compliance with the Authorizations. To the knowledge of the Company, no Governmental Authority has threatened the suspension or cancellation of any Authorization, except where such threatened suspension or cancellation relates to such items of noncompliance that the Company believes will be remedied within the applicable cure periods.

3.19 Compliance with Laws. The Company and each Subsidiary is in compliance in all material respects with all Laws and all Governmental Orders applicable to it (except as to Benefits Plans, as to which Section 3.21 only applies, to Taxes, as to which Section 3.10 only applies, and to Environmental Laws, as to which Section 3.27 only applies).

3.20 Employees and Compensation.

(a) Except as described on Schedule 3.20 hereto, no employees of the Company or any Subsidiary are represented by any union or covered by any collective bargaining agreement with any trade or labor union, employees’ association or similar association. True, correct and complete copies of such collective bargaining agreements shown on Schedule 3.20 have been delivered to the Parent by the Company. Except as noted on Schedule 3. 20 hereto, there are no representation elections, arbitration proceedings, labor strikes or material grievances pending, or, to the knowledge of the Company, overtly threatened, with respect to the employees of the Company or any of its Subsidiaries.

(b) Schedule 3.20 sets forth (i) a true and correct list of the name and current annual salary of each (A) officer or (B) employee of the Company or any Subsidiary whose annual base salary exceeds $150,000 and (ii) any other form of compensation (other than salary, bonuses or customary benefits) paid or payable by the Company or any Subsidiary to each officer or employee for the current fiscal year.

(c) The Company and each of its Subsidiaries has complied in all material respects with applicable Laws relating to the employment of its personnel, including without limitation those Laws relating to wages, hours, unfair labor practices, discrimination, safety and health and workers’ compensation, except for immaterial noncompliance.

(d) There has been no mass layoff or plant closing, as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local “plant closing” Law, with respect to the employees of the Company or its Subsidiaries.

3.21 Benefit Plans.

(a) Schedule 3.21 hereto sets forth all material employee benefit plans and arrangements (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained by the Company or any Subsidiary for the general benefit of their employees, or with respect to which the Company or any Subsidiary has a material liability (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 4001 of ERISA) (the “Benefit Plans”).

(b) Except as described on Schedule 3.21 hereto, none of the Benefit Plans is a “multiemployer plan”, as defined in Section 3(37) of ERISA (“Multiemployer Plan”). Neither the Company nor or any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with the Company or any Subsidiary under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has incurred any liability due to a complete or partial withdrawal, within the meaning of Section 4201 of ERISA, from a Multiemployer Plan or due to the termination or reorganization of a Multiemployer Plan, except for any such liability which has been satisfied in full, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any Subsidiary. None of the Company, any Subsidiary or any ERISA Affiliate has engaged in any transaction described in Section 4212 of ERISA that could result in liability to the Company or any Subsidiary with respect to any Multiemployer Plan.

(c) Except as described on Schedule 3.21 hereto, none of the Benefit Plans is a “single-employer plan”, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA (“Pension Plan”). With respect to each Pension Plan sponsored by, or to which contributions are required of, the Company, any Subsidiary or any ERISA Affiliate, there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived. None of the Company, any Subsidiary or any ERISA Affiliate has any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any Subsidiary. None of the Company, any Subsidiary or any ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA that could result in liability to the Company or any Subsidiary with respect to any Pension Plan. There has been no “reportable event” within the meaning of Section 4043 of ERISA with respect to any Pension Plan described on Schedule 3.21 which would require the giving of notice to the Pension Benefit Guaranty Corporation or any other event requiring disclosure under Section 4063(a) of ERISA. The assets and liabilities in respect of the accrued benefits as set forth in the most recent actuarial valuation reports prepared by the actuary for the Pension Plans described on Schedule 3.21, based on the assumptions set forth in such reports, fairly present the funded status of such plans in all material respects, and since the date of such valuation reports there has been no material adverse change in the funded status of any such plans.

(d) With respect to each Benefit Plan that is intended to qualify under Code Section 401(a) (other than any Multiemployer Plan), such plan, and its related trust, has received, has an application pending or remains within the remedial amendment period for obtaining, a determination letter from the Internal Revenue Service (the “Service”) that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. All amendments and actions required to bring the Benefit Plans (other than any Multiemployer Plan) into conformity in all material respects with all applicable provisions of ERISA, the Code and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date.

(e) All contributions (including all employer contributions and employee contributions) required to have been made by the Company and its Subsidiaries under the Benefit Plans or by Law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued by the Closing Date.

(f) Except as shown on Schedule 3.21, there has been no material violation of ERISA or the Code with respect to the filing of applicable documents, notices or reports (including, but not limited to, annual reports filed on IRS Form 5500) regarding the Benefit

Plans (other than any Multiemployer Plan) with the Department of Labor or the Internal Revenue Service, or the furnishing of any required documents, notices or reports to the participants or beneficiaries of the Benefit Plans (other than any Multiemployer Plan).

(g) True, correct and complete copies of the following documents, with respect to each of the Benefit Plans to the extent available, have been delivered to the Parent: (i) the plan and its related trust document, including any amendments thereto, (ii) the most recent IRS Forms 5500 filed with the Department of Labor, (iii) summary plan descriptions, (iv) actuarial reports prepared by any plan actuary and (v) reports of any potential withdrawal liability of the Company or any Subsidiary in respect of any Multiemployer Plan.

(h) Except as shown on Schedule 3.21, to the knowledge of the Company there are no pending actions, claims or lawsuits which have been asserted or instituted against the Benefit Plans, the assets of any of the trusts under such Benefit Plans, the Benefit Plans’ sponsor, the Benefit Plans’ administrator, or the fiduciary of the Benefit Plans (other than routine benefit claims), and the Company has no knowledge of any facts or existing circumstances which could reasonably form the basis for any such material actions, claims or lawsuits.

(i) Except as shown on Schedule 3.21, the Benefit Plans (other than any Multiemployer Plan) have been maintained, in all material respects, in accordance with their express terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable Laws, and neither the Company, nor, to the knowledge of the Company, any “party in interest” or “disqualified person” with respect to the Benefit Plans has engaged in a “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, or taken any actions, or failed to take any actions, which could reasonably result in any material liability under ERISA or the Code.

(j) The Company and each ERISA Affiliate that maintains a “group health plan”, as defined in Section 4980B of the Code, has complied with the notice and coverage continuation requirements of Section 4980B of the Code and Section 601 of ERISA, and the regulations thereunder (“COBRA”). Except as shown on Schedule 3.21, none of the Benefit Plans provide retiree health or life insurance benefits except as may be required by COBRA or applicable Law.

(k) Except as shown on Schedule 3.21, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or upon the occurrence of subsequent events, (i) result in any payment becoming due to any employee (current, former or retired) of the Company or its Subsidiaries, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Benefit Plan, (iv) constitute a “change in control” or similar event under any Benefit Plan, or (v) fail to be deductible by reason of Section 280G of the Code.

(l) Except as shown on Schedule 3.21, no stock or other security issued by the Company or any Subsidiary forms or has formed a material part of the assets of any Benefit Plan.

(m) Except as shown on Schedule 3.21, neither the Company nor any Subsidiary has any Contract, plan or commitment, whether legally binding or not, to create any additional employee benefit plan or to modify any existing Benefit Plans, except with respect to changes required by ERISA, the Code or other applicable Law.

3.22 Insurance. The Company and each Subsidiary maintain policies of insurance and bonds of the type and in amounts set forth on Schedule 3.22, including all legally required workers’ compensation insurance, casualty, fire and general liability insurance, all of which have been provided to Parent. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company and each Subsidiary, as applicable, is otherwise in material compliance with the terms of such policies and bonds. Such policies or bonds are in full force and effect and, to the knowledge of the Company, no notice of cancellation, termination or non-renewal has been received by the Company or any Subsidiary with respect thereto.

3.23 Brokers. Except as set forth on Schedule 3.23, neither the Company nor any Subsidiary has dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and the Company and its Subsidiaries are under no obligation to pay any broker’s fee, finder’s fee or commission in connection with the transactions contemplated by this Agreement as a result of any agreement of the Sellers, the Company or any Subsidiary.

3.24 Transactions with Interested Persons. Except as shown on Schedule 3.24, to the Company’s knowledge, no officer, director or holder of Membership Interests of the Company or any of its Subsidiaries or any of their respective Affiliates, or their respective spouses or children owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of the Company or any of its Subsidiaries.

3.25 Books and Records. The books, records and accounts of the Company and its Subsidiaries (i) have been maintained in accordance with good business practices on a basis consistent with prior years, and (ii) fairly reflect in all material respects the transactions related to the assets and properties of the Company and its Subsidiaries.

3.26 Paid Circulation; Significant Suppliers.

(a) The Audit Bureau of Circulations Reports for the six months ended September 30, 2005 have been delivered to the Parent. Schedule 3.26(a) hereto sets forth the monthly internal company generated computations of paid circulation for the two daily newspapers published by the Company and its Subsidiaries for each month of the period from September 2005 to March 2006.

(b) Set forth on Schedule 3.26(b) are the names of each of the ten largest suppliers for the Company and its Subsidiaries, based on amounts paid by the Company and its Subsidiaries (each, a “Significant Supplier”) and the approximate aggregate amount paid by the Company and its Subsidiaries to each such Significant Supplier during the 12 months ended

December 31, 2005. Neither the Company nor any of its Subsidiaries has received any written notice from any Significant Supplier that such supplier will not continue as a supplier of the Company or any Subsidiary, as the case may be, after the Closing or that such supplier intends to terminate existing Contracts with the Company or any Subsidiary, as the case may be.

3.27 Compliance with Environmental Laws. Except as set forth on Schedule 3.27:

(a) The Company and its Subsidiaries are and for the past 5 years have been in material compliance with all Environmental Laws (as hereinafter defined).

(b) The Company’s and its Subsidiaries’ use, handling, manufacture, treatment, processing, storage, generation, Release, discharge and disposal of Hazardous Substances (as hereinafter defined) in their current operations complies in all material respects with applicable Environmental Laws.

(c) The Company and each Subsidiary has obtained all material permits, licenses and authorizations required under applicable Environmental Laws, the current operations of the Company and its Subsidiaries are in material compliance with the terms and conditions of any required permits, licenses and authorizations, and none of the transactions contemplated by this Agreement will require either the Company or any Subsidiary to transfer or amend any such permit, license or authorization or require any submission to any Person. Schedule 3.27 hereto sets forth a list of all licenses, permits and authorizations of Governmental Authorities held by the Company and each Subsidiary.

(d) There are no pending or, to the knowledge of the Company, threatened material Environmental Claims (as hereinafter defined) against the Company or any Subsidiary.

(e) No Hazardous Substances have been Released at, on, to or from any currently or to the knowledge of the Company formerly owned or leased property for which either the Company or any Subsidiary would have any material liability.

(f) To the knowledge of the Company, there is no currently existing fact, event, condition, circumstance, activity, practice, incident, action or plan which would be reasonably expected: (1) to prevent the Company’s or any Subsidiary’s continued material compliance with Environmental Laws; (2) to result in any material liability to the Company or any Subsidiary under Environmental Laws or (3) to cause any Company or Subsidiary to incur material capital expenditures in connection with Environmental Laws.

(g) Except for customary terms in favor of lenders in mortgages and trusts or in contracts with consultants, neither the Company nor any Subsidiary is a party to any Contract with any Person pursuant to which either the Company or any Subsidiary assumed or obtained any material obligation with respect to Environmental Laws or Hazardous Substances.

(h) To the knowledge of the Company, no property either currently or formerly owned or operated by either the Company or any Subsidiary: (1) contains or includes any asbestos, polychlorinated biphenyls or any underground storage tanks or (2) is included or proposed for inclusion on the national priorities list or similar list maintained under any Environmental Law.

(i) All environmental site assessment reports (including any Phase I or Phase II or similar reports), investigations, remediation or compliance studies, audits, assessments or similar documents, in each case prepared by a third party, which are in the possession, custody or control of either the Company or any Subsidiary and relate to the environmental conditions at any currently or formerly owned or operated property have been made available to Parent.

As used herein, the following terms shall have the meanings indicated below:

“Environmental Laws” shall mean all foreign, federal, state and local statutes, laws, regulations, rules, codes, ordinances, permits and licenses relating to pollution, the environment and natural resources or Hazardous Substances.

“Hazardous Substances” shall mean any substance which requires removal, remediation or reporting under any Environmental Law or which is a “hazardous substance”, “hazardous waste”, “toxic substance”, “toxic waste”, “pollutant”, “contaminant” or words of similar import under any Environmental Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), and the Clean Air Act (42 U.S.C. §7401 et seq.), and also includes, without limitation, polychlorinated biphenyls, gasoline, diesel fuel or other petroleum product or byproduct, volatile organic compounds, asbestos or urea formaldehyde.

“Environmental Claim” shall mean any litigation, proceeding, order, directive, investigation, request for information, summons, complaint or citation relating to Environmental Laws or Hazardous Substances.

“Release” means any intentional or unintentional, active or passive, spilling, emitting, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substance into the indoor or outdoor environment.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent, ENM Merger Sub, HPM Merger Sub and ENHE Acquisition hereby represent and warrant to the Sellers and the Company that each of the statements contained in this Article 4 is true and correct. Except for the representations and warranties set forth in this Article 4, none of the Parent, ENM Merger Sub, HPM Merger Sub or ENHE Acquisition makes any representation or warranty (either express or implied) herein or with respect to the transactions contemplated by this Agreement.

4.1 Organization, Power and Standing. Each of the Parent, ENM Merger Sub, HPM Merger Sub and ENHE Acquisition is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization with all requisite corporate or limited liability company power and authority to own its properties and to carry on its business as such business is now conducted and presently proposed to be conducted.

4.2 Power and Authority. Each of the Parent, ENM Merger Sub, HPM Merger Sub and ENHE Acquisition has the full corporate or limited liability company power and authority and has taken all required corporate or limited liability company action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments or documents of it contemplated hereby and none of such actions will result in any violation of, be in conflict with or constitute a default under any charter, bylaws, Law, Contract or Governmental Order to which the Parent, ENM Merger Sub, HPM Merger Sub or ENHE Acquisition is a party or by which such entity or its assets are bound.

4.3 Validity and Enforceability. This Agreement constitutes, and each other agreement, instrument or document of each of the Parent, ENM Merger Sub, HPM Merger Sub and ENHE Acquisition contemplated hereby will be when executed and delivered by the Parent, ENM Merger Sub, HPM Merger Sub and ENHE Acquisition, as applicable, the valid and binding obligation of such entity, enforceable against such entity in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other Laws affecting the rights and remedies of creditors and to general equitable principles.

4.4 Consents and Approvals. Except for any applicable filings under the HSR Act and the filing of the ENM Articles of Merger and the HPM Certificate of Merger, no consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or third party is required on the part of the Parent or any of its affiliates for or in connection with the execution, delivery and performance of this Agreement by the Parent, ENM Merger Sub, HPM Merger Sub or ENHE Acquisition and the consummation by the Parent, ENM Merger Sub, HPM Merger Sub or ENHE Acquisition of any of the transactions contemplated by this Agreement and the other agreements, instruments and documents to be executed by the Parent, ENM Merger Sub, HPM Merger Sub and ENHE Acquisition pursuant to this Agreement.

4.5 Brokers. None of the Parent, ENM Merger Sub, HPM Merger Sub or ENHE Acquisition has dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and none of the Parent, ENM Merger Sub, HPM Merger Sub or ENHE Acquisition is under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement.

4.6 Investment Representations.

(a) ENHE Acquisition is acquiring the Purchased Securities for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Purchased Securities in violation of the Securities Act of 1933, as amended (the “Securities Act”), any rule or regulation under the Securities Act, or any state securities Laws.

(b) Without limiting the representations and warranties set forth in Article 2 or Article 3, ENHE Acquisition has had such opportunity as it has deemed adequate to obtain from management of the Company and its Subsidiaries such information about the business and affairs of the Company and its Subsidiaries as is necessary to permit ENHE Acquisition to evaluate the merits and risks of its investment in the Company.

(c) Without limiting the representations and warranties set forth in Article 2 or Article 3, ENHE Acquisition has sufficient experience in business, financial and investment matters to be able to evaluate the merits and risks involved in the purchase of the Purchased Securities and to make an informed investment decision with respect to such purchase.

(d) ENHE Acquisition is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.

(e) ENHE Acquisition understands that the Purchased Securities have not been registered under the Securities Act or any other securities Laws and are therefore “restricted securities” within the meaning of Rule 144 under the Securities Act, and the Purchased Securities cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable securities Laws, or an exemption from registration is then available.

4.7 Financial Ability. At the Closing, the Parent, ENM Merger Sub, HPM Merger Sub and ENHE Acquisition will have the financial capability to consummate the transactions contemplated by this Agreement, and the Parent, ENM Merger Sub, HPM Merger Sub and ENHE Acquisition understand that under the terms of this Agreement their obligations hereunder are not in any way contingent upon or otherwise subject to (a) their consummation of any financing arrangements or their obtaining any financing or (b) the availability of any financing to the Parent, ENM Merger Sub, HPM Merger Sub or ENHE Acquisition.

4.8 No Other Agreements. Except for the agreements expressly contemplated hereby, neither the Parent nor any of its Affiliates has any other agreements, arrangements or understandings with any director, officer, employee, stockholder or member of the Company or any Subsidiary in respect of the transactions contemplated hereby. As used herein, “Affiliate” shall have the meaning given to it under Rule 405 promulgated under the Securities Act.

4.9 Consolidated Group. The Parent is a member of a consolidated group for U.S. federal income tax purposes, and HPM and ENM will each become a member of such consolidated group as a result of the transactions contemplated herein.

4.10 No Other Representations or Warranties of Sellers or the Company. The Parent, ENM Merger Sub, HPM Merger Sub and ENHE Acquisition acknowledge that none of the Company, the Sellers or any of their respective Affiliates, directors, officers, managers, members, employees, consultants, agents, counsel or advisors makes or has made any representation or warranty to the Parent, its Affiliates or its financing sources, except for the representations and warranties of the Sellers expressly set forth in Article 2 and Article 3 of this Agreement and the representations and warranties of the Company expressly set forth in Article 3 of this Agreement. In particular, and without limiting the generality of the foregoing, the Parent, ENM Merger Sub, HPM Merger Sub and ENHE Acquisition acknowledge that no representation or warranty is made with respect to the information contained in the Confidential Information Memorandum delivered to the Parent by Dirks, Van Essen & Murray or with respect to any financial projections.

ARTICLE 5

COVENANTS

5.1 Access to Information; Confidentiality.

(a) The Company shall, and the Company, Heritage and the ENM Shareholders shall cause each of the Company’s Subsidiaries, HPM and ENM, respectively, to permit the Parent and its counsel, accountants, consultants and other representatives access, upon reasonable notice and during normal business hours throughout the period prior to the Closing or earlier termination of this Agreement, to the properties (including, but not limited to, access to perform environmental inspections, investigations or site assessments), personnel, systems, books and records of the Company and its Subsidiaries, HPM and ENM respectively. Any such access shall be managed by and conducted through the Chief Financial Officer of the Company and shall not unreasonably interfere with the business or operations of the Company or its Subsidiaries.

(b) As soon as available, and in any event within 30 days after the end of each month, the Company shall provide the consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and consolidated statements of income, cash flows, and changes in stockholders’ equity for such month and the portion of the fiscal year then ended of the Company and its Subsidiaries, setting forth in each case the figures for the corresponding periods of the previous fiscal year and the budget in comparative form, all in reasonable detail.

(c) The confidentiality agreement between the Company and the Parent or an Affiliate of the Parent dated February 14, 2006 shall remain in full force and effect and shall be applicable to the Parent and its Affiliates.

(d) The Sellers and the Company agree to reasonably cooperate with the Parent in connection with the debt financing arrangements contemplated by the Parent (the “Debt Financing”) by:

(i) requesting senior management of the Company to participate in meetings, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies and providing assistance to the Parent in connection with the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents and all information (including financial information) customarily contained therein;

(ii) cooperating with the Parent so that the Parent may cause the Company to pledge the collateral as contemplated by the Debt Financing effective as of the Closing;

(iii) requesting the Company’s independent auditors to provide customary consents and comfort letters with respect to the Company’s financial statements, other financial information and such other matters that are customarily covered by auditors’ comfort letters, in connection with the completion of the financings contemplated by the Debt Financing (including for use in any offering memoranda);

(iv) requesting that the Company’s independent auditors provide the Parent’s representatives access to the auditors’ work papers relating to the Company’s financial statements (to the extent applicable);

(v) providing such financial and other information reasonably available and in its possession regarding the Company as may be required by the lenders to consummate the transactions contemplated by the Debt Financing (including for use in any offering memoranda);

provided, that notwithstanding the foregoing the Company and its Subsidiaries shall not be required to take any action that would materially interfere with the ongoing operations of the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or any other amount in connection with such cooperation. The Parent shall reimburse the Company prior to the Closing for the cost and expenses incurred by the Company or its Subsidiaries in connection with such cooperation.

(e) The Company shall, and shall cause each Subsidiary to, use good faith efforts to provide the Parent with financial and related information (collectively, “Financial Information”) in connection with the preparation by the Parent of financial statements with respect to the Company and its Subsidiaries sufficient for inclusion in a registration statement under the Securities Act, including in compliance with the applicable provisions of Regulation S-X. The Company shall request, and provide any requested customary consent in order for, the independent auditors of the Company to provide customary assistance to the Parent and its underwriters in connection with the preparation of such financial statements, including making work papers available to the Parent’s representatives, the provision of “comfort-letters” in customary form in connection with any offering or financing, delivery of consents to the inclusion of financial statements required in connection with any offering or financing, participation in due diligence matters with respect to any offering or financing and assistance in responding to comments or questions from the SEC with respect to the Financial Information. Parent shall reimburse the Company prior to the Closing for the costs and expenses incurred by the Company and its Subsidiaries pursuant to this Section 5.1(e). The Company shall use commercially reasonable efforts to cause the officers of the Company or any Subsidiary execute any reasonably necessary officers’ certificates or management representation letters to the Company’s or such Subsidiary’s accountants to issue unqualified reports with respect to such financial statements.

5.2 Conduct of Business. Between the date of this Agreement and the Closing or earlier termination of this Agreement, unless the Parent shall otherwise consent in writing:

(a) Required Actions. The Company shall, and the Company, Heritage and the ENM Shareholders shall cause each of the Company’s Subsidiaries, HPM and ENM, respectively, to:

(i) maintain its legal existence and comply in all material respects with Laws applicable to HPM, ENM, the Company, its Subsidiaries, and their respective properties and operations;

(ii) conduct its business only in the ordinary course consistent with past practice, or, in the case of HPM and ENM, to not engage in any business other than the ownership of Membership Interests of the Company, except as set forth on Schedule 5.2(a)(ii);

(iii) use commercially reasonable efforts (without incurring any cost that is not in the ordinary course of business) to preserve substantially intact its present business organization, its material assets and properties and to keep available the services of its present officers and key employees, provided, that commercially reasonable efforts shall be used to cause the dissolution of Colony South Associates, L.P. in accordance with applicable Law prior to the Closing;

(iv) notify the Parent promptly of the commencement of or, to the knowledge of the Company, the threat of any material claim, litigation, action, suit, injunction or proceeding involving HPM, ENM, the Company, its Subsidiaries or their respective properties;

(v) use commercially reasonable efforts to operate in such a manner as to assure that the representations and warranties of the Company set forth in this Agreement will be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date; and

(vi) prepare and file all Tax Returns with the appropriate federal, state, local and foreign governmental agencies that are required by such governmental agencies to be filed prior to the Closing Date relating to HPM, ENM, the Company and the Company’s Subsidiaries for periods ending on or prior to the Closing Date and shall pay all Taxes due with respect to such Tax Returns.

(b) Prohibited Actions. The Company shall not, and the Company, Heritage and the ENM Shareholders shall not permit any of the Company’s Subsidiaries, HPM and ENM, respectively to, do any of the following, except with the prior written consent of the Parent:

(i) effect any change to the charter, bylaws, operating agreement, or other organizational document of HPM, ENM, the Company or any of the Company’s Subsidiaries, except as set forth on Schedule 5.2(b)(i) with respect to ENM;

(ii) acquire, lease, sublease, license or dispose of any material properties or assets, except for acquisitions in the ordinary course of business and except for the transactions described in Section 1.1;

(iii) incur any indebtedness for borrowed money, other than under the Company’s existing revolving credit facilities, except as set forth on Schedule 5.2(b)(iii) with respect to ENM;

(iv) subject any of the Real Property or any of the Company’s other assets to any Lien, other than Permitted Liens;

(v) issue any equity interests, other than pursuant to securities that are currently outstanding or securities that become securities that are acquired hereunder;

(vi) (a) amend, enter into, modify, cancel or terminate in any material respect any Material Contract (other than as described in (b) below), other than in the ordinary course of business consistent with past practice or (b) amend, enter into, modify, cancel or terminate in any material respect any Material Contract with any Affiliate or any Material Contract containing covenants limiting the ability of the Company or any Subsidiary to compete with any Person in any line of business or in any area or territory;

(vii) make any change in its accounting methods or practices, other than any change required by applicable Law or GAAP;

(viii) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, the Subsidiaries, HPM or ENM, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, the Subsidiaries, HPM or ENM, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(ix) take any action that will cause a termination of ENM’s election to be treated an “S corporation” under Section 1362 of the Code prior to the day before the Closing Date;

(x) make any material change to its customer pricing, rebates or discounts, other than in the ordinary course of business;

(xi) enter into or amend any employment, retention, severance or similar Contract with any officers, directors, managers, employees or agents, or amend any Benefit Plan to provide any increase in benefits thereunder or adopt any new employee benefit plan, except (a) arrangements in the ordinary course of business or that are consistent with the DeNardo project outline provided to the Parent which would not result in payments or other liabilities in excess of $50,000 individually or $250,000 in the aggregate or (b) as set forth on Schedule 5.2(b)(xi);

(xii) increase or materially change the compensation payable or to become payable to any of its officers, directors, managers, employees or agents, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including awards, option grants or appreciation rights) made to or with any of such officers, directors, managers, employees or agents, other than customary salary increases in the ordinary course of business consistent with past practice or to the extent that the Company or any Subsidiary is contractually obligated to do so or required to do so by applicable Law; or

(xiii) (A) declare, set aside or pay any non-cash dividend or distribution or other non-cash capital return in respect of any Membership Interests of the Company or capital stock of ENM or HPM, or (B) redeem, purchase or acquire, other than for cash, any Membership Interests or other securities of the Company or any Subsidiary, ENM or HPM, in each case, except for the transactions described in Section 1.1;

(xiv) sell, assign, transfer, lease or otherwise dispose of, or agree to sell, assign, transfer, lease or otherwise dispose of, any Real Property or material personal property of the Company or any Subsidiary, except in the ordinary course of business and transactions among the Company and its Subsidiaries or as described in Section 1.1;

(xv) acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, except as described in Section 1.1;

(xvi) except in the ordinary course of business, create any Lien on any assets or properties (whether tangible or intangible) of the Company or any Subsidiary, other than (A) Permitted Liens; and (B) Liens that will be released at or prior to the Closing;

(xvii) take any action which would materially interfere with the consummation of the transactions contemplated by this Agreement or materially delay the consummation of such transactions;

(xviii) enter into or amend any Contract with any director, officer or Affiliate of the Company or any Subsidiary, except as set forth on Schedule 5.2(b)(xviii);

(xix) make any material change to the Company’s or any Subsidiary’s operations or policies with respect to cash management, including without limitation with respect to the timing of collections or payments, except for changes in the ordinary course of business consistent with past practice; or

(xx) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.2(b).

(c) Nothing contained in this Agreement shall give the Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control over its operations.

5.3 Exclusivity. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, each of the Sellers, the Company, ENM and HPM will not, and will cause their respective officers, directors, Affiliates, representatives and agents not to, (i) directly or indirectly, solicit, initiate or knowingly encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, any Person (other than the Parent) relating to any transaction involving the sale, directly or indirectly, of any substantial portion of the Company’s, ENM’s or HPM’s assets (other than in the ordinary course of business), or any of the Company’s, ENM’s or HPM’s capital stock or rights to acquire capital stock, or any merger, consolidation, business combination or similar transaction involving the Company, ENM or HPM (collectively, a “Competing Transaction”) or (ii) enter into any Contract with respect to a Competing Transaction, and (B) the Sellers, the Company, ENM or

HPM shall promptly inform the Parent if any of them receives inquiries or communications concerning any Competing Transaction. Without limiting the foregoing, during the period from the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Sellers, the Company, ENM and HPM shall, and shall cause their respective officers, directors, Affiliates, representatives and agents to immediately cease all existing activities, discussions and negotiations with any parties conducted prior to the date hereof with respect to any inquiries or proposals relating to a Competing Transaction.

5.4 Consents and Approvals. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the parties shall cooperate and use all reasonable efforts to obtain (a) all governmental and regulatory approvals and actions necessary to consummate the transactions contemplated hereby which are required to be obtained by applicable Law or regulations or otherwise and (b) all consents and approvals which are listed on Schedule 6.1(h) and Schedule 6.2(g).

5.5 HSR Act Filings. To the extent required in connection with the transactions contemplated by this Agreement, within five (5) business days following the date of execution of this Agreement, the parties shall promptly make or cause to be made any and all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and will request early termination of the waiting period required under the HSR Act. The parties agree to cooperate fully and promptly respond to any inquiries or investigations initiated by the Federal Trade Commission or the Department of Justice in connection with any such filings.

5.6 Reasonable Efforts. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the parties agree to act in good faith and use reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement necessary to consummate the transactions contemplated hereby, including, without limitation, the delivery of those certificates, instruments and affidavits customarily delivered to a title insurance company.

5.7 Transfer Taxes. All transfer taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be borne by the Parent to the extent such amounts are less than or equal to $25,000 in the aggregate; any Transfer Taxes in excess of $25,000 shall be borne by the Sellers. The parties to this Agreement shall reasonably cooperate in the preparation, execution and filing of all tax returns, applications or other documents regarding any such Transfer Taxes.

5.8 Further Assurances. Upon the request of any of the parties to this Agreement, the other parties, at any time after the Closing Date, shall forthwith deliver, or cause to be delivered, such further certificates, instruments, affidavits (including those customarily delivered to a title insurance company) and other documents, and to take, or cause to be taken, such further actions, as may be reasonably necessary, proper or advisable in order to effectuate the purposes of this Agreement.

5.9 Directors’ and Officers’ Indemnification and Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each, a “Proceeding”), in which any Person who is now, or has been at any time prior to the Closing, a manager, director or officer of the Company or any Subsidiary (the “Indemnified Parties”) is, or is threatened to be, made a party thereto based in whole or in part on the fact that such Person is or was a manager, director or officer of the Company or any Subsidiary, whether in any case asserted or arising before, on or after the Closing, the Company and its Subsidiaries shall, to the fullest extent permitted by Law, indemnify and hold harmless such Person from and against such Proceeding as provided in this Section 5.9.

(b) After the Closing Date, the Company shall, and shall cause its Subsidiaries to, indemnify and hold harmless, to the fullest extent permitted by Law, each Indemnified Party from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by Law), judgments, fines and amounts paid in settlement incurred in connection with or arising out of any Proceeding.

(c) An Indemnified Party shall notify the Company of the existence of a Proceeding for which such Indemnified Party is entitled to indemnification hereunder as promptly as reasonably practicable after such Indemnified Party learns of such Proceeding; provided that the failure to so notify shall not affect the obligations of the Company and its Subsidiaries under this Section 5.9 except to the extent such failure to notify actually prejudices the Company and its Subsidiaries. The Company, at its expense, shall have the right to control the defense of the Proceeding with counsel selected by the Company and reasonably acceptable to the Indemnified Party, provided that the Indemnified Party may participate in any Proceeding with counsel of its choice at such Indemnified Party’s sole cost and expense. The Indemnified Party and the Company and its Subsidiaries shall cooperate fully with each other in connection with the defense of any Proceeding. No settlement of a Proceeding may be made by the Company or any Subsidiary without the Indemnified Party’s consent, except for a settlement which requires no more than a monetary payment for which the Indemnified Party is fully indemnified. No settlement of a Proceeding may be made by an Indemnified Party without the consent of the Company.

(d) The Parent shall maintain and renew the Company’s existing directors’ and officers’ liability insurance covering Persons who are currently covered by such insurance on terms no less favorable than those in effect on the date hereof; provided, however, that in no event shall the Parent be required to expend in the aggregate in excess of 150% of the annual premium currently paid by the Company for such coverage, and if such premium would at any time exceed 150% of such amount, then the Parent shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 150% of such amount; and provided further, that this Section 5.9(d) shall be deemed to have been satisfied if a prepaid policy or policies (i.e. “tail coverage”) have been obtained by the Company which policy or policies provide such directors and officers with the coverage described in this Section 5.8(d) for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement.

(e) The provisions of this Section 5.9 are intended to be for the benefit of, and enforceable by, each Indemnified Party and such Indemnified Party’s estate, administrators, executors, heirs and representatives, and nothing herein shall affect any indemnification rights that any such Person may have under any charter, bylaws, operating agreement, Contract, applicable Law or otherwise.

(f) The obligations of the Parent, the Company and its Subsidiaries under this Section 5.9 shall continue in full force and effect for a period commencing as of the Closing and ending as of the later of the sixth (6th) anniversary of the Closing; provided, that all rights to indemnification in respect of any claim for indemnification under this Section 5.9 asserted or made within such period shall continue until the final disposition of such claim.

5.10 Books and Records. After the Closing, the Agent, the ENM Agent and their accountants, lawyers and representatives shall be entitled after prior written notice to the Parent to have reasonable access during normal business hours to and to make copies (at the Agent’s or the ENM Agent’s sole cost and expense) of the books and records and other information of HPM, ENM, the Company or any of its Subsidiaries for any purpose relating to the Sellers’ ownership of HPM, ENM, the Company or any of its Subsidiaries prior to the Closing including, without limitation, the preparation of Tax Returns or compliance with other applicable Law. In the event of any litigation or threatened litigation between the parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 5.10 shall not be considered a waiver by any party of any right to assert the attorney-client privilege.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions Precedent to the Parent’s Obligations. The obligation of the Parent to purchase the Purchased Securities and to consummate the other transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties True. (i) Each of the representations and warranties (other than the Selected Representations and Warranties) contained in Article 2 and Article 3 shall be true and correct in all respects on and as of the date made and on and as of the Closing Date as if made at and as of the Closing Date (other than those representations and warranties that refer to or speak as of a certain date in which case such representations and warranties shall be true and correct, on and as of such other date) except for such inaccuracies which, in the aggregate, do not constitute a Company Material Adverse Effect (disregarding for these purposes, the phrases “material,” “materially,” “in all material respects,” “Company Material Adverse Effect” and any similar phrase in such representations and warranties) and (ii) each of the Selected Representations and Warranties shall be accurate in all material respects, at and as of the Closing Date as if made on the Closing Date (other than those representations and warranties that refer to or speak as of a certain date in which case such representations and warranties shall be true and correct, on and as of such other date), disregarding for these purposes, the phrases “material,” “materially,” “in all material respects,” “Company Material Adverse Effect” and any similar phrase. “Selected Representations and Warranties” means the representations and warranties of the Sellers and the Sellers and the Company contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.8, 3.1, 3.2, 3.3, 3.4, 3.5 and 3.10.

(b) Covenants Performed. The Sellers, ENM, HPM and the Company shall each have (i) performed, on or before the Closing Date, all covenants contained in this Agreement, other than those contained in Sections 5.1(d), 5.1(e) and 5.2(b)(ii), which by the terms hereof are required to be performed by each of them on or before the Closing Date, unless the failure to perform any such covenant on or before the Closing Date would not have a Company Material Adverse Effect (disregarding for these purposes, the phrases “material,” “materially,” “in all material respects,” “Company Material Adverse Effect” and any similar phrase in such covenant) and (ii) performed in all material respects all of the covenants contained in Sections 5.1(d), 5.1(e) and 5.2(b)(ii) of this Agreement, which by the terms hereof are required to be performed by each of them on or before to the Closing Date (or with respect to any covenant or agreement qualified by the phrases “material,” “materially,” “in all material respects,” “Company Material Adverse Effect” and any similar phrase, in all respects as so qualified).

(c) No Material Adverse Effect. Between the date hereof and the Closing Date, no Company Material Adverse Effect shall have occurred.

(d) Compliance Certificate. The Parent shall have received a certificate signed by the Company and each Seller regarding their compliance with Sections 6.1(a), (b) and (c).

(e) Shareholder Approval; Articles of Merger. The ENM Shareholder Approval and the HPM Shareholder Approval shall continue to be in full force and effect, and the filings of the ENM Articles of Merger shall have been accepted by the Secretary of State of the Commonwealth of Massachusetts and the HPM Certificate of Merger shall have been accepted by the Secretary of State of the State of Delaware.

(f) Secretary’s Certificate. The Parent shall have received a certificate dated as of the Closing Date executed by (i) the Secretary of the Company certifying as to: (A) the constituent documents of the Company and its Subsidiaries; and (B) resolutions duly adopted by the Board of Directors of the Company approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions have not been amended and remain in full force and effect; (ii) the Secretary of HPM certifying as to: (A) the constituent documents of HPM; and (B) resolutions duly adopted by the Board of Directors of HPM approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions have not been amended and remain in full force and effect; and (iii) the Secretary of ENM certifying as to: (A) the constituent documents of ENM; (B) resolutions duly adopted by the Board of Directors of ENM approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions have not been amended and remain in full force and effect.

(g) Resignation of Officers and Directors. Unless the Parent notifies the Company prior to the Closing, each of the non-employee directors of the Company and each of the officers and directors of HPM and ENM immediately prior to the Closing shall have resigned and cease to act in any capacity on behalf of the Company, HPM and ENM, as applicable, as of the Closing.

(h) Required Consents. All of the approvals, consents, licenses and notices listed on Schedule 6.1(h) shall have been obtained or given.

(i) No Injunction, Etc. There shall not be any Governmental Order restraining or invalidating the transactions contemplated by this Agreement or any material pending litigation by an unrelated third party to such effect or seeking material damages from the Parent, any Seller or the Company if the transactions which are the subject of this Agreement are completed.

(j) HSR Act. The waiting period under the HSR Act applicable to the transaction contemplated by this Agreement shall have expired or been terminated.

(k) U.S. Real Property Interest. Parent shall have received duly executed and acknowledged affidavits of HPM and ENM, in form substantially identical to those attached hereto as Exhibit A in accordance with Treasury Regulation Sections 1.1445-2(c)(3), 1.897-2(g) and 1.897-2(h), certifying that each “interest” in HPM and ENM (as described in Treasury Regulation Section 1.897-2(g)(1)(i)) is not a “United States real property interest” within the meaning of Section 897(c) of the Code. Parent shall have also received from ENHE an affidavit of non-foreign status substantially in the form of attached hereto as Exhibit A-1, duly executed and acknowledged by ENHE.

(l) Confidentiality, Non-Compete and Non-Solicitation Agreements. Heritage Fund III, L.P., Heritage Fund IIIA, L.P., Heritage Investors III, LLC and Frank E. Richardson shall each have executed and delivered to the Parent an agreement in the form attached hereto as Exhibit B (the “Noncompetition Agreements”).

(m) Termination of Certain Contracts and Continuing Indemnification Obligations. The Sellers shall cause the Contracts set forth on Schedule 6.1(m) to be terminated, without further liability on the part of ENM, HPM, the Company and its Subsidiaries, effective as of the Closing. The Sellers shall cause the Contribution Agreement, dated April 1, 2003, by and among Heritage and ENM to be amended, effective as of the Closing, to eliminate any continuing indemnification obligations of ENM or the Company pursuant thereto. Satisfactory evidence of such terminations and such amendment shall have been provided to Parent.

(n) Purchased Securities. The Sellers shall deliver to the Parent certificates representing the Purchased Securities, duly executed in blank, or accompanied by stock powers duly executed in blank, in proper form of transfer.

(o) Repayment of Indebtedness. The Sellers shall cause the Company, its Subsidiaries, ENM and HPM to have repaid all indebtedness simultaneously with the Closing.

(p) Transfer of Withdrawn Assets. The Sellers shall cause ENM, HPM and the Company to distribute or otherwise transfer their interests in the property at One Kiddie Drive, Avon, MA and the entities Enterprise NewsMedia Chicopee, LLC, ENM Chicopee Inc., SCP 2002E-31 LLC (collectively, the “Withdrawn Assets”) so that ENM, HPM, the Company and its Subsidiaries no longer have an interest in the Withdrawn Assets or liability with respect thereto, as described in Section 1.1 and shall provide satisfactory documentation and evidence of such transfers to Parent.

6.2 Conditions Precedent to the Sellers’ Obligations. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties True. Each of the representations and warranties contained in Article 4 shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of the Closing Date, other than those representations and warranties that refer to or speak as of a certain date in which case such representations and warranties shall be true and correct in all material respects, on and as of such other date.

(b) Covenants Performed. The Parent shall have performed in all material respects all of those obligations, and shall have complied in all material respects with those covenants, required to be performed or met at or prior to the Closing Date.

(c) Compliance Certificate. The Sellers shall have received a certificate signed by the Parent regarding their compliance with Sections 6.2(a) and (b).

(d) Secretary’s Certificate. The Sellers shall have received a certificate dated as of the Closing Date executed by (i) the Secretary of the Parent certifying as to: (A) the constituent documents of the Parent and (B) resolutions duly adopted by the Board of Directors of the Parent approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions have not been amended and remain in full force and effect.

(e) No Injunction, Etc. There shall not be any Governmental Order restraining or invalidating the transactions contemplated by this Agreement or any material pending litigation by an unrelated third party to such effect or seeking material damages from any Seller or the Company if the transactions which are the subject of this Agreement are completed.

(f) Closing Payments. The Parent shall have made the payments contemplated by Section 1.11.

(g) Required Consents. All of the approvals, consents and licenses listed on Schedule 6.2(g) shall have been obtained.

(h) HSR Act. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

ARTICLE 7

SURVIVAL; INDEMNIFICATION

7.1 Survival. The parties agree that the representations, warranties and covenants to be performed prior to the Closing shall survive the Closing until the first anniversary of the Closing, except with respect to Sections 2.1 – 2.6, 3.1 – 3.5, 3.10 and 3.27 which shall survive until the third anniversary of the Closing (together, the “Cut-Off Dates”). No claim for indemnification hereunder for a breach of representations, warranties and covenants to be performed prior to the Closing may be brought after the Cut-Off Date, except for claims (a) of which the Sellers have been notified in writing with reasonable specificity by the Parent prior to the Cut-Off Date and (b) of which the Parent has been notified in writing with reasonable specificity by any Seller prior to the Cut-Off Date.

7.2 Indemnification of the Parent. Subject to the other terms of this Article 7 and further subject to the terms of Article 8 below, from and after the Closing, each of the Sellers agree severally in the proportions set forth herein, but not jointly, to indemnify the Parent and any entity that directly or indirectly controls, or is controlled by, or is under common control with, the Parent, and their respective directors, officers, employees, stockholders, advisors and agent (the “Parent Indemnified Persons”) and hold the Parent Indemnified Persons harmless against and in respect of any and all damages, losses, expenses, costs, obligations and liabilities, including without limitation reasonable attorney’s fees (collectively, “Losses”), which arise or result from (x) any breach of any of the representations or warranties contained in Article 3 or contained in any certificate delivered at the Closing by the Company or the Sellers pursuant to this Agreement (y) the failure of the Sellers and the Company to perform any of their covenants or agreements contained herein which by the terms hereof are required to be performed by the Sellers or the Company before the Closing Date or (z) all severance payments, change of control payments or other similar payments arising from the consummation of the transactions contemplated hereby due from the Company or its Subsidiaries pursuant to that certain Employment Agreement by and between the Company and Thomas J. Branca, dated as of April 1, 2003 and that certain Income Continuation Agreement by and between Enterprise NewsMedia Holding, LLC and Edward S. Feldman, dated as of January 10, 2006 (but excluding any such amounts that require action by the Parent following the Closing to make such amounts due) (it being understood that the Change in Control Agreement by and between the Company and Robert Kempf, dated as of March 24, 2006 shall be deemed to have been assumed by the Company for purposes of such agreement pursuant to this Agreement and, to the knowledge of the Company, Robert Kempf will not contest the sufficiency of such deemed assumption). The Sellers’ obligations under this Section 7.2 (other than clause (z) above) and Article 8 (except, in the case of the ENM Shareholders, as set forth in Section 8.4), however, shall be subject to the following limitations and conditions:

(a) the Sellers shall have no indemnification obligation with respect to any single Loss or series of related Losses until such single Loss or series of related Losses exceeds $50,000 (and, subject to clause (b) below, the entire amount of such Losses from the first dollar thereof may be recovered);

(b) the Sellers shall have no indemnification obligations unless, and only to the extent that, the cumulative amount of Losses incurred by the Parent Indemnified Persons exceeds $1,200,000 (except with respect to any breach of any of the representations or warranties contained in Sections 3.1, 3.2, 3.4 or 3.5 for which this deductible shall not apply);

(c) the Sellers’ cumulative liability for indemnification payments under this Section 7.2 (without regard for payments made pursuant to clause (z) above) and Article 8 shall not exceed, in the aggregate, $9,000,000 (except with respect to any breaches of any of the representations or warranties contained in Sections 3.1, 3.2, 3.4 or 3.5 for which this cap shall not apply), net of any repayment by any Parent Indemnified Person of insurance proceeds and other third party recoveries pursuant to Section 7.5(a);

(d) the Sellers shall have no indemnification obligation with respect to Losses relating to Environmental Laws, Environmental Claims or any breach of the representations and warranties contained in Section 3.27, except to the extent such Losses are incurred by the Parent Indemnified Persons for the performance of a remedial or removal action or the payment of any fine, penalty or damage award in each case (i) ordered by any court or governmental agency or in reasonable settlement (made in accordance with this Agreement) in connection with any Environmental Laws or (ii) that would be taken by a reasonable business person similarly situated and engaged in the same or similar business as is currently conducted by the Company and its Subsidiaries;

(e) the Sellers shall have no indemnification obligation with respect to Losses arising out of any breach of the representations or warranties contained in Article 3 to the extent that the Company has made a corresponding reserve for such Losses on the Balance Sheet;

(f) the Sellers shall have no indemnification obligation for any matter excluded by Section 1.14(e);

(g) no Seller shall be liable under this Section 7.2 or Article 8 for any indemnification payment in excess of such Seller’s Pro Rata Share (as hereinafter defined) of such payment, except that each Seller shall be liable severally, and not jointly, for all Losses arising out of the failure of such Seller to perform any of its covenants or agreements contained herein which by the terms hereof are required to be performed by such Seller before the Closing Date; and

(h) a Parent Indemnified Person shall not bring an indemnification claim under this Section 7.2, except relating to any breach of the of the representations or warranties contained in Section 3.10 with respect to HPM or ENM, unless it brings such claim against all of the Sellers, and the Parent Indemnified Person shall not offer to settle any such indemnification claim unless it makes the same offer to all of the Sellers.

7.3 Special Provisions Relating to Article 2. From and after the Closing, and subject to the other terms of this Article 7 (for the avoidance of doubt, Sections 7.2(a), (b), (c) (e), (g) and (h) shall not apply to this Section 7.3), each Seller shall be liable severally, and not jointly, for all Losses arising out of (a) any breach of such Seller’s representations and warranties contained in Article 2 or (b) the failure of such Seller to perform any of its covenants or agreements contained herein which by the terms hereof are required to be performed after the Closing Date, in each case, for an amount not to exceed the cash proceeds actually received by such Seller hereunder and, provided that each Seller’s liability with respect to Section 2.5 and Section 2.6 shall not exceed such Seller’s Pro Rata Share thereof in accordance with Section 7.7. For greater certainty, no Seller shall be liable for any other Seller’s breach of a representation or warranty contained in Article 2.

7.4 Indemnification of Sellers. Subject to the other terms of this Article 7, from and after the Closing, the Parent and the Company agree to indemnify the Sellers and hold the Sellers harmless against and in respect of any and all Losses which arise or result from any (a) breach of any of the Parent’s representations and warranties in Article 4, (b) the failure of the Parent to perform any of its covenants or agreements set forth herein or (c) the failure of the Company or any Subsidiary to perform any covenant or agreement set forth herein which by its terms is required to be performed after the Closing.

7.5 Calculation of Losses; Procedures for Indemnification.

(a) In determining the amount of any Losses for which any party is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds (which proceeds such party agrees to use commercially reasonable efforts to obtain, without regard to potential increases in premiums, after giving effect to any applicable recovery and collection costs, deductible or retention) and other third party recoveries actually received by such party in respect of such Losses (after giving effect to any applicable recovery and collection costs). For purposes of this Article 7, no party shall have any indemnification obligation for consequential damages, punitive or exemplary damages, special damages, lost profits, unrealized expectations or other similar items, nor shall any damages be calculated using a “multiplier” or any other similar method having a similar effect. If an indemnification payment is received by an indemnified party, and the indemnified party later receives insurance proceeds (which proceeds such party agrees to use commercially reasonable efforts to obtain, without regard to potential increases in premiums, after giving effect to any applicable recovery and collection costs, deductible or retention) or other third party recoveries in respect of the related Losses, the indemnified party shall promptly pay to the Agent, as agent for the Sellers (or, prior to the second anniversary of the Closing, the Escrow Agent to be held as part of the Escrow Amount), or the Parent, as the case may be, a sum equal to the lesser of (y) the actual amount of such insurance proceeds and other third party recoveries (after giving effect to any applicable recovery and collection costs, deductible or retention) or (z) the actual amount of the indemnification payment previously paid by any indemnifying party with respect to such Losses. Notwithstanding anything in this Agreement to the contrary, for purposes of this Article 7, in determining the existence of a breach of any representation, warranty, covenant or agreement (other than Section 3.8) and the amount of Losses (including Section 3.8), the phrases “material,” “materially,” “in all material respects,” “Company Material Adverse Effect” and any similar phrase shall be disregarded. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Closing Purchase Price, unless otherwise required by applicable Law.

(b) Any party making a claim for indemnification hereunder shall promptly notify the indemnifying party of the claim in writing, describing the claim in reasonable detail, the amount thereof, and the basis therefor; provided, that the failure to provide prompt notice shall not relieve the indemnifying party of its indemnification obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by the failure to give such prompt notice. The party from whom indemnification is sought shall respond to each such claim within thirty (30) days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification (unless reasonably necessary to protect the rights of the party seeking indemnification) until the later of (i) the expiration of the 30-day response period, or (ii) thirty (30) days following the expiration of the 30-day response period if a response, received within such 30-day period by the party seeking indemnification, requests an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured).

(c) If a claim for indemnification hereunder is based on a claim by a third party, the indemnifying party shall have the right to assume the entire control of the defense thereof, including at its own expense, employment of counsel reasonably satisfactory to the indemnified party, and, in connection therewith, the party claiming indemnification shall cooperate fully with the indemnifying party and make available to the indemnifying party all pertinent information under its control; provided, that the indemnified party may participate in any proceeding with counsel of its choice at its expense. In such event, the indemnifying party shall have the right to settle or resolve any such claim by a third party; provided, that any such settlement or resolution contemplated by the Sellers, as the indemnifying party, that involves any action by the Parent Indemnified Person other than the payment of money (which is paid in full by the Sellers, subject to the applicable conditions and limits contained in this Article 7, but not for any settlement that would require a Parent Indemnified Person to pay any amount as a result of (x) the limitation on indemnification by the Sellers set forth in Section 7.2(c) or (y) the limitation on indemnification with respect to a particular Seller set forth in Section 7.3) shall not be concluded without the prior written approval of the Parent Indemnified Person, which approval shall not be unreasonably withheld, delayed or conditioned; and provided further, that any such settlement or resolution contemplated by the Parent, as the indemnifying party, that involves any action other than the payment of money (which is paid in full by the Parent) shall not be concluded without the prior written approval of the Sellers, which approval shall not be unreasonably withheld, delayed or conditioned.

7.6 Remedies Exclusive; No Recourse. The remedies provided in this Article 7 and in Article 8 shall be the exclusive remedies (whether in law or equity or in contract, tort or otherwise, except with respect to specific performance and injunctive relief) of the parties hereto after the Closing in connection with the transactions contemplated by this Agreement, including, without limitation, for any breach or non-performance of any representation, warranty, pre-Closing covenant or pre-Closing agreement contained in this Agreement or in any certificate delivered at Closing; provided, that the foregoing shall not apply to claims with respect to the Escrow Agreement or the Noncompetition Agreements. No party may commence any suit, action or proceeding against any other party hereto or any of their respective Affiliates with respect to the subject matter of this Agreement or the transaction contemplated hereby, whether in contract, tort or otherwise, except to enforce such party’s express rights under this Article 7 and in Article 8 (or for specific performance or injunctive relief). The provisions of this Article 7 and of Article 8 were specifically bargained for and reflected in the amounts payable to the Sellers in connection with the transactions contemplated by this Agreement. The parties hereto agree and acknowledge that no recourse under this Agreement or any agreements, instruments or documents delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner, agent, member or stockholder of any of the Sellers or the Parent or any respective Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or applicable law; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, general or limited partner, agent, member or stockholder of any of the Sellers or the Parent or of any respective Affiliate or assignee thereof for any obligation of the parties under this Agreement or any agreement, document or instrument delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

7.7 Definition of “Pro Rata Share”. For purposes of the Sellers’ indemnification obligations in Section 7.2 and Article 8 (other than with respect to HPM and ENM), a Seller’s “Pro Rata Share” of any indemnification obligation shall be set forth on Schedule 7.7. The Pro Rata Share of each ENM Shareholder with respect to obligations under Section 2.6, Section 3.10 or Article 8 arising out of ENM shall be pro rata to such ENM Shareholder’s ownership of ENM and the Pro Rata Share of each Heritage entity with respect to obligations under Section 2.5, Section 3.10 or Article 8 arising out of HPM shall be pro rata to such Heritage entity’s ownership of HPM.

7.8 Escrow Agreement. Prior to the second anniversary of the Closing Date, if a Parent Indemnified Person is entitled to indemnification for any Losses under Section 7.2, Section 7.3 or Article 8 (in each case subject to the applicable limitations set forth in Article 7), then the Parent Indemnified Person shall first submit a claim against the Escrow Amount in accordance with the terms of the Escrow Agreement for such Losses and second, to the extent the aggregate of all such claims exceed the available balance of the Escrow Amount, against the Sellers in accordance with the applicable provisions of Article 7 or Article 8. The Escrow Agreement shall provide that (a) the Escrow Amount shall be held in one Escrow Account, but shall be allocated among the Sellers in proportion to each Seller’s Pro Rata Share (as defined in Section 7.7) and (b) the Parent Indemnified Persons may not recover any amount in respect of any liability of a Seller from the Escrow Amount in excess of such Seller’s Pro Rata Share of the Escrow Amount or from any other Seller’s Pro Rata Share of the Escrow Amount. Subject to the other limitations and terms of this Agreement, to the extent that any Seller’s Pro Rata Share of the Escrow Amount is insufficient to satisfy in full any Parent Indemnified Person claim against such Seller, the Parent Indemnified Person shall not have any right to make claims against the Escrow Amount to the extent of such excess, but instead may thereafter proceed directly against such Seller for such excess amount. On the second anniversary of the Closing Date, and subject to the terms of the Escrow Agreement, all amounts held under the Escrow Agreement (other those held under than pending claims notices) shall be released to the Agent, as agent for the Sellers subject to the terms of the provisions of the Escrow Agreement, and the parties hereto will instruct the Escrow Agent accordingly.

ARTICLE 8

TAX MATTERS; TAX INDEMNIFICATION

8.1 Tax Indemnification.

(a) Subject to the qualifications set forth in this Section 8.1, each Seller shall severally, but not jointly, indemnify the Company, each of the Subsidiaries, HPM, ENM and the Parent and hold them harmless from and against, any Losses attributable to all Taxes (or the non-payment thereof) of the Company, each of the Subsidiaries, HPM or ENM for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”), but only to the extent such Taxes have not been taken into account in the calculation of Closing Working Capital, provided that Heritage and ENHE, LLC shall not be liable for any Taxes for any Pre-Closing Tax Periods of ENM, ENM and ENHE, LLC shall not be liable for any Taxes for any Pre-Closing Tax Periods of HPM and all Taxes of the Company and its Subsidiaries for Pre-Closing Tax Periods payable by the Sellers hereunder shall be borne by each Seller only to the extent of such Seller’s Pro Rata Share of such Taxes.

(b) In the case of ENM, (i) notwithstanding Section 8.1(a), the final Pre-Closing Tax Period shall end at the end of the day on the day before the Closing Date, (ii) the income, gain, loss, deductions and credits of ENM for calendar taxable year 2006 shall be allocated between ENM and Parent for the S short year and C short year, respectively, in accordance with Treasury Regulation Section 1.1502-76(b)(2)(v) and (iii) the Company’s taxable year with respect to ENM shall close on the day before the Closing Date in accordance with Treasury Regulation Section 1.1362-3(c)(1); provided, however, that any income or gain arising outside the ordinary course of business on the Closing Date at the instance of the Sellers, and the Tax thereon, shall be considered to have been incurred in the Pre-Closing Tax Period.

(c) If, on the Closing Date, a transaction occurs after the Closing, but outside of the ordinary course of the Company’s business, the Sellers and the Parent will treat that transaction for all federal income tax purposes as occurring at the beginning of the following day.

8.2 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any Taxes based on or measured by income or receipts of the Company, each of the Subsidiaries, HPM and ENM for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company, each of the Subsidiaries, HPM and ENM hold a beneficial interest shall be deemed to terminate at such time), provided that, when applicable, Section 8.1(b) shall apply in the case of ENM and (ii) the amount of other Taxes of the Company, each of the Subsidiaries, HPM and ENM for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Any credits relating to a Straddle Period shall be allocated on a basis consistent with this Section 8.2.

8.3 Responsibility for Filing Tax Returns.

(a) The Sellers shall prepare or cause to be prepared the Tax Returns for HPM, ENM, the Company and each of the Subsidiaries for all Pre-Closing Tax Periods. The Agent shall prepare or cause to be prepared all Tax Returns of HPM for Pre-Closing Tax Periods, and the ENM Agent shall prepare or cause to be prepared all Tax Returns of ENM for Pre-Closing Tax Periods. The Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for HPM, ENM, the Company and each of the Subsidiaries that are not described in the preceding two sentences. All Tax Returns described in this Section 8.3(a) shall be prepared consistently with past practice, unless past practice was clearly either unreasonable or contrary to law.

(b) Each party that has the right to review a Tax Return pursuant to this Article 8 shall be referred to herein as the “Reviewing Party”. Each party who prepares (or for whom is prepared) any Tax Return shall be referred to herein as the “Preparing Party”. Each Reviewing Party shall have the right to review and comment on any Tax Return prepared by or on behalf of a Preparing Party that might reasonably be expected to affect the Taxes payable by the Reviewing Party (or for which such Reviewing Party might have an indemnification obligation under this Agreement), including, but not limited to Tax Returns for Straddle Periods. The Preparing Party shall submit a copy of any such Tax Return to the Reviewing Party not less than fifteen (15) days before the date on which such Tax Return is due to be filed (including valid extensions of time to file). The Reviewing Party shall have ten (10) days in which to convey its comments to the Preparing Party. Failure of the Reviewing Party to convey comments in a timely manner shall not deprive the Reviewing Party of any rights that it may have under this Agreement or applicable law. The parties shall endeavor in good faith to resolve any differences that they may have regarding such Tax Return. The Preparing Party shall not be obligated to follow the directions of the Reviewing Party with respect to such Tax Return, subject to Section 8.3(d) hereof.

(c) With respect to Tax Returns filed by the Parent pursuant to Section 8.3(a), the Sellers shall pay to (or as directed by) the Parent their respective shares of any Taxes for Pre-Closing Tax Periods, and such payments shall be made in each applicable case by the later of (a) fifteen (15) days after the date the Parent notifies the Sellers of an amount of such Taxes that is payable and (b) five (5) days prior to the due date for paying such amount of Taxes to the relevant Tax authority. Any payment by the Sellers shall be without prejudice to their right to recover from the Parent any amounts that the Sellers may pay to the Parent in excess of their liability hereunder.

(d) The Parent shall not file any amended Tax Return for any Pre-Closing Tax Period or Straddle Period without the consent, which consent shall not be unreasonably withheld, of the Agent, in the case of the Company, the Subsidiaries and HPM, and the ENM Agent, in the case of ENM. In addition, the Parent shall not file a Tax Return for any period if the filing of such Tax Return might reasonably be expected to increase the liability for Taxes of any Seller for any Pre-Closing Tax Period (under this Agreement or otherwise), without the consent, which consent shall not be unreasonably withheld, of the Agent, in the case of the Company, the Subsidiaries and HPM, and the ENM Agent, in the case of ENM.

8.4 Liability for Taxes on Withdrawn Assets. The HPM Shareholders shall assume full liability for any and all Taxes that result from, or are incurred in connection with, the Withdrawn Assets and other related costs or Taxes including filings and registrations, in each case, relating to HPM or the HPM Shareholders. ENHE shall assume full liability for any and all Taxes of that result from, or are incurred in connection with, the Withdrawn Assets and other related costs or Taxes including filings and registrations, in each case, relating to ENHE or the holders of limited liability company interests of ENHE. The ENM Shareholders shall assume full liability for any and all Taxes that result from, or are incurred in connection with, the Withdrawn Assets and other related costs or Taxes including filings and registrations, in each case, relating to ENM or the ENM Shareholders. Notwithstanding anything contained herein to the contrary, solely in the case of the ENM Shareholders, the limitations contained in Sections 7.2(a), (b), (c), (d), (e), (f) and (h) shall not apply to this Section 8.4.

8.5 Cooperation on Tax Matters.

(a) The Parent and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 8.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and the Company making its employees available on a mutually convenient basis to provide all assistance reasonably requested by the Sellers for the preparation of such Tax Returns, it being understood that the Company’s personnel have in the past prepared the Company’s Tax Returns and will continue to do so for all Pre-Closing Tax Periods, if requested by the Sellers, under the direction of the Sellers. The Company, each of the Subsidiaries, HPM, ENM and the Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company, each of the Subsidiaries, HPM and ENM relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Parent or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, to allow the other party to take possession of such books and records.

(b) The Parent and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) All refunds of Taxes with respect to any Pre-Closing Tax Period that were not taken into account in the computation of Closing Working Capital shall be the sole property of the Sellers, and all refunds of Taxes with respect to any Pre-Closing Tax Period that were taken into account in the computation of Closing Working Capital shall be the sole property of the Parent. The Parent shall promptly pay over to the Sellers any refund of Taxes for any Pre-Closing

Tax Period, as follows: for refunds of Taxes of the Company or the Subsidiaries, to the Sellers according to the Pro Rata Shares of the Sellers; for refunds of the Taxes of HPM, to the Agent, and for refunds of the Taxes of ENM, to the ENM Agent.

(d) The Parent and the Sellers further agree, upon request, to provide the other party with all information that either may be required to report under the Code or Treasury Regulations promulgated thereunder.

8.6 Tax Controversies.

(a) Any audit, examination, inquiry, information request or court or other proceeding (a “Tax Controversy”) involving any Tax Return or Taxes for which the Sellers or any of them may have a potential liability under this Article 8 shall, subject to paragraph (b) of this Section 8.6, be controlled and directed by the Agent, in the case of the Company, any Subsidiary, or HPM, and the ENM Agent, in the case of ENM.

(b) With respect to any Tax for which the Sellers have agreed to pay pursuant to Section 8.1 or to indemnify the Parent pursuant to this Agreement (an “Indemnified Tax”):

(i) the Sellers shall (at no cost or expense to the Parent) have the right to meet (or to have their authorized representatives meet) with revenue agents, appeals officers or other representatives of any tax authority, provided, however, that the Parent shall be permitted to have its representatives attend such meetings or telephone calls, and Parent shall be given reasonable advance notice of the same;

(ii) without the written consent of the Sellers (which the Sellers may give or withhold in their sole and absolute discretion), the Parent shall not negotiate, settle or compromise such Indemnified Tax or waive or allow to lapse any right to contest such Indemnified Tax, provided, however, that upon waiver of the Parent’s right to indemnification in respect of an Indemnified Tax the Parent shall have the sole right to negotiate, settle or otherwise deal with the same on such terms as the Parent shall deem appropriate;

(iii) the Parent shall grant to the Sellers’ authorized representatives a power of attorney or other authority required to negotiate with the IRS or other taxing agency and Sellers shall be authorized to settle such controversy; provided, however, that if the terms of such settlement might reasonably be expected to affect the Tax liability of the Parent in a tax period that ends after the Closing Date, the Sellers shall not settle such controversy without the consent of the Parent, such consent not to be unreasonably withheld or conditioned;

(iv) the Parent shall execute all documents that the Sellers reasonably request in connection with the prosecution, defense, settlement or negotiation of such Tax Controversy;

(v) the Parent shall grant to the Sellers and its authorized representatives access to all documents, reports, returns, appraisals, records, or any other materials reasonably required by the Sellers in order to prepare for or conduct such Tax

Controversy or to determine the amount of any Indemnified Tax, and to copy or otherwise reproduce any such documents or other materials, at no cost or expense to the Parent;

(vi) the Parent shall cooperate with the Sellers as they may reasonably request to assist the Sellers in conducting such Tax Controversy and determining the amount of any Indemnified Tax; provided that Sellers shall reimburse the Parent for any costs incurred in complying with the requests of Sellers pursuant to this paragraph (vi); and

(vii) the Parent shall waive any conflict of interest on the part of any attorney retained by the Sellers in connection with such Tax Controversy, if such waiver is permitted under the applicable Rules of Professional Responsibility.

(c) The Agent will consult with the ENM Agent in connection with any material discussion or determination by the Agent with respect to any Tax Controversy involving the Company or any of its Subsidiaries which would result in any Indemnified Tax under this Article 8.

8.7 Defined Term. For purposes of this Article 8, unless the context clearly requires otherwise, the term “Parent” for periods after the Closing Date shall be construed to include any entity controlled by Parent or is a member of the group in which the Parent is included for purposes of filing consolidated federal income tax returns, including, but not limited to the Company, each of the Subsidiaries, HPM, and ENM.

ARTICLE 9

TERMINATION

9.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated prior to Closing:

(a) by mutual written consent of the Parent, the Sellers and the Company;

(b) by the Parent, if (i) any of the representations and warranties of the Sellers or the Company set forth in this Agreement shall not be true and correct in any material respect, in each case, to the extent set forth in Section 6.1(a), or the Sellers or the Company shall have breached or failed to perform in any material respect any of their obligations, covenants or agreements under this Agreement, in each case, to the extent set forth in Section 6.1(b), and (ii) such breach, failure or misrepresentation is material to the Company and its Subsidiaries, taken as a whole, and is not cured within thirty (30) days after the Parent gives the Sellers and the Company written notice identifying in reasonable detail such breach, failure or misrepresentation;

(c) by the Sellers and the Company, if (i) any of the representations and warranties of the Parent set forth in this Agreement shall not be true in any material respect, in each case, to the extent set forth in Section 6.2(a), or if the Parent shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, in each case, to the extent set forth in Section 6.2(b), and (ii) such breach, failure or misrepresentation is not cured within thirty (30) days after the Sellers give the Parent written notice identifying in reasonable detail such breach, failure or misrepresentation;

(d) by either the Parent or the Sellers and the Company, if any court or Governmental Authority has issued a final and non-appealable Governmental Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

(e) by either the Parent or the Sellers and the Company, if the Closing has not occurred by (i) the later of (A) July 31, 2006 or (B) fifteen (15) days following the expiration or, if later, termination of the waiting period under the HSR Act or (ii) such later date, if any, as the Parent and the Sellers and the Company may agree in writing.

9.2 Effect of Termination.

(a) If this Agreement is terminated as provided above, the parties shall have no further obligations hereunder (including, without limitation, for costs and expenses incurred by other parties in connection with this Agreement and the transactions contemplated hereby), except as provided below and except that each party shall be liable for its willful breach of this Agreement and the other parties hereto shall be entitled to all rights and remedies provided by Law in respect of such breach. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties may seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

(b) The obligations of the Parent and its Affiliates under Section 5.1(c) shall survive the termination of this Agreement.

ARTICLE 10

MISCELLANEOUS

10.1 Notices. Any notices, demands and communications to a party hereunder shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally or actually received, (b) three (3) business days after being mailed, certified mail, return receipt requested, (c) one (1) business day after being sent by nationally recognized overnight delivery service, or (d) if sent via facsimile or similar electronic transmission during normal business hours, as evidenced by mechanical confirmation of such fax or other electronic transmission, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

To the Company, prior to the Closing:	Enterprise NewsMedia Holding, LLC
400 Crown Colony Drive
Quincy, Massachusetts 02169
Attention: President
Facsimile: 617-786-7120

with copies (which shall not constitute notice) to:

the Agent

and

Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Attention: Stephen M. L. Cohen
Facsimile: 617-248-4000

To the Agent, Heritage Fund III, L.P.,
Heritage Fund IIIA, L.P. and Heritage
Investors III, LLC	c/o Heritage Partners, Inc.
30 Rowes Wharf, Suite 300
Boston, Massachusetts 02110
Attention: Michael F. Gilligan
Facsimile: 617-439-0689

with copies (which shall not constitute notice) to:

Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Attention: Stephen M. L. Cohen
Facsimile: 617-248-4000

To Richardson	Frank E. Richardson
c/o F. E. Richardson & Co., Inc.
245 Park Avenue, 41st Floor
New York, New York 10167
Facsimile: 212-490-0015

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Ezra G. Levin
Facsimile: 212-715-8156

To the Parent or, after the Closing, the Company:	GateHouse Media, Inc.
1101 W. 31st St., Suite 200
Downers Grove, Illinois 60515
Attention: Michael Reed
Facsimile: 630-368-8976

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Rosalind Fahey Kruse
Facsimile: 212-728-9632

If to any particular Seller pursuant to Section 7.3:	To such Seller’s address as set forth above, or if not set forth above, to the most recent address for such Seller as set forth on the Company’s books and records.

10.2 No Waiver. No failure of any party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

10.3 Amendments and Waivers. This Agreement may be modified, amended or waived only by a writing signed by (a) the Parent, (b) prior to the Closing, the Company, ENM and HPM and (c) the Agent.

10.4 Choice of Law; Forum. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts, without regard to the choice of law provisions thereof. Any proceeding arising out of or relating to this Agreement may be brought in the courts of the Commonwealth of Massachusetts, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Massachusetts. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to venue or to convenience of forum.

10.5 Binding Effect and Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns, but may not be assigned by any party without the prior written consent of the Parent, the Company and the Sellers; provided that the Parent may assign its rights and obligations under this Agreement to its Affiliates without prior written consent of the Company or the Sellers and to collaterally assign its rights under this Agreement to any lender providing financing in support of the transactions contemplated by this Agreement, but such assignment shall not relieve the Parent from its obligations hereunder.

10.6 Integration; Schedules. This writing, together with the Exhibits and Schedules attached hereto, embodies the entire agreement and understanding among the parties with respect to this transaction and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby, except as set forth in Section 5.1(c). Information set forth on any Schedule to this Agreement shall be deemed to qualify each section of this Agreement to which such information is applicable (regardless of whether or not such other section is qualified by reference to a Schedule) to the extent the information disclosed is adequate as to make the application readily apparent. No information set forth on any Schedule shall be deemed to broaden in any way the scope of the Sellers’ or the Company’s representations and warranties. The inclusion of any item on a Schedule is not evidence of the materiality of such item for purposes of the Agreement, or that such item is a disclosure required under the Agreement. Any description of any Contract or other item set forth in a Schedule is a summary only and is qualified in its entirety by the terms of such Contract or item, true and correct copies of which have been provided to the Parent. No disclosure in any Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.

10.7 Counterparts. This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

10.8 Limitation on Scope of Agreement. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by Law and the remainder of the Agreement shall remain in full force and effect.

10.9 Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

10.10 Expenses. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as otherwise expressly provided herein.

10.11 No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.12 Further Assurances. Following the Closing, the parties shall execute and deliver to each other such documents and take such other actions as may reasonably be requested in order to consummate more effectively the transactions contemplated hereby.

10.13 “Knowledge” Defined. As used herein, “to the knowledge of the Company”, “to the Company’s knowledge” or any other similar phrase shall mean the actual knowledge of Kirk A. Davis Thomas J. Branca, after reasonable investigation, and the actual knowledge of Michael Gilligan and Ross Posner. As used herein, with respect to any particular Seller other than ENM or HPM, “to the knowledge of the Seller”, “to the Seller’s knowledge” or any other similar phrase shall mean the actual knowledge of such Seller (or of such Seller’s officers, directors, trustees or general partner, as applicable, with respect to Sellers who are not individuals) and with respect to ENM and HPM, “to the knowledge of the Seller”, “to the Seller’s knowledge” or any other similar phrase shall mean the actual knowledge of such Seller’s officers, after reasonable investigation.

10.14 Publicity. Pending the Closing, no party shall issue a press release or make any other public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the Parent, the Company and the Sellers, except to the extent required by Law, in which case the other parties shall have the opportunity to review and comment prior to disclosure.

10.15 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

10.16 Provisions Concerning Agent and ENM Agent.

(a) The Agent shall be authorized (a) in connection with the Closing, to execute and deliver all certificates, documents and agreements, including, without limitation, under Section 1.5, Section 1.11 and Section 1.14, on behalf of and in the name of the Sellers necessary to effectuate the Closing and related transactions, and (b) to negotiate, execute and deliver all amendments, modifications and waivers to this Agreement or any other agreement, instrument or document contemplated by this Agreement, provided, that if the effect of any such amendment, modification or waiver on the Sellers (other than Heritage) is different in any material and adverse respect from the effect on Heritage, then the prior written consent of a majority-in-interest of such Sellers (other than Heritage) (determined based upon the number of Membership Interests sold, directly or indirectly, by such Sellers to the Parent) shall also be required for such amendment, modification or waiver; provided, further that, the Parent shall be entitled to rely on any amendment, modification or waiver executed by the Agent without having to make a determination as to the relative effect thereof and shall have no liability to any Person with respect thereto. The Agent shall also be authorized to take all actions on behalf of the Sellers in connection with any claims under Article 7 of this Agreement (other than claims against an individual Seller pursuant to Section 7.3 or claims made with respect to ENM), to initiate, prosecute, defend and/or settle such claims, and to make payments in respect of any claims brought against the Sellers from amounts retained by Agent under this Agreement. The Agent shall also be authorized to take all actions on behalf of the Company, its Subsidiaries and HPM under Article 8 of this Agreement. The Agent will not receive a fee for serving as the agent of the Sellers hereunder. The Agent shall be entitled to engage counsel and other advisors, and the reasonable fees and expenses of such counsel and advisors may be paid from the amounts retained by it pursuant to this Agreement. The Agent shall not be liable to any Seller for any action taken by it pursuant to this Agreement, and the Sellers shall jointly and severally indemnify and hold the Agent harmless from any Losses arising out of it serving as agent hereunder, except in each case if and to the extent the Agent has engaged in bad faith or willful misconduct. The Agent is serving in that capacity solely for purposes of administrative convenience, and in that capacity is not personally liable for any of the obligations of the Sellers hereunder, and the Parent agrees that it will not look to the personal assets of the Agent for the satisfaction of any obligations of the Sellers (or any of them) in any manner that differs from the treatment of the Sellers generally. The Agent may resign as agent of the Sellers hereunder upon at least ten (10) days prior written notice to the Sellers. Sellers (including Heritage) who were the beneficial owners of a majority of the Company prior to the Closing may remove and replace the Agent upon written notice to the Agent. All rights of the Agent to indemnification hereunder shall survive the resignation or removal of Agent.

(b) The ENM Agent shall serve as the agent of the ENM Shareholders. The ENM Agent shall also be authorized to take all actions on behalf of ENM under Article 7 or Article 8 of this Agreement. The ENM Agent will not receive a fee for serving as the agent of the ENM Shareholders hereunder. The ENM Agent shall be entitled to engage counsel and other advisors, and the reasonable fees and expenses of such counsel and advisors may be paid from the amounts disbursed to it pursuant to this Agreement. The ENM Agent shall not be liable to any ENM Shareholder for any action taken by it pursuant to this Agreement, and the ENM Shareholders shall jointly and severally indemnify and hold the ENM Agent harmless from any Losses arising out of it serving as agent hereunder, except in each case if and to the extent the ENM Agent has engaged in bad faith or willful misconduct. The ENM Agent is serving in that capacity solely for purposes of administrative convenience, and in that capacity is not personally liable for any of the obligations of the ENM Shareholders hereunder, and the Parent agrees that it will not look to the personal assets of the Agent for the satisfaction of any obligations of the ENM Shareholders (or any of them) in any manner that differs from the treatment of the ENM Shareholders generally. The ENM Agent may resign as agent of the ENM Shareholders hereunder upon at least ten (10) days prior written notice to the ENM Shareholders. The ENM Shareholders who were the beneficial owners of a majority of the Membership Interests of the Company beneficially owned by all ENM Shareholders prior to the Closing may remove and replace the ENM Agent upon written notice to the ENM Agent. All rights of the ENM Agent to indemnification hereunder shall survive the resignation or removal of ENM Agent.

ARTICLE 1

DEFINITIONS

The following terms, as used in this Agreement, have the meanings given to them in the respective sections indicated below:

Term	Section or Place Where Defined
Action	Section 3.15
Affiliate	Section 4.8
Agent	Preamble
Agreement	Preamble
Authorizations	Section 3.18
Avon Distribution LLC	Section 1.1
Balance Sheet	Section 3.7
Balance Sheet Date	Section 3.7
Benefit Plans	Section 3.21

Branca	Preamble
C. Plugh	Preamble
Chicopee Distribution LLC	Section 1.1
Closing	Section 1.5
Closing Date	Section 1.5
Closing Purchase Price	Section 1.11
Closing Purchase Price Certificate	Section 1.14
Closing Working Capital	Section 1.11
COBRA	Section 3.21
Code	Section 3.21
Company	Preamble
Company Intellectual Property	Section 3.13
Company Material Adverse Effect	Section 2.3
Competing Transaction	Section 5.3
Contract	Section 2.3
Cut-Off Date	Section 7.1
Davis	Section 1.11
Davis Escrow Amount	Section 1.11
Davis Stay Bonus	Section 1.11
Debt Amount	Section 1.11
Debt Financing	Section 5.1
DGCL	Section 1.3
Disputed Items	Section 1.14
Disputed Items Notice	Section 1.14
ENHE	Preamble
ENHE Acquisition	Preamble
ENM	Preamble
ENM Agent	Preamble
ENM Articles of Merger	Section 1.2
ENM Common Stock	Section 1.9
ENM Debt Amount	Section 1.11
ENM Effective Time	Section 1.2
ENM Merger	Introduction
ENM Merger Consideration	Section 1.11
ENM Merger Sub	Preamble
ENM Shareholders	Preamble
ENM Shareholder Approval	Section 2.5
ENM Surviving Corporation	Section 1.2
Environmental Claim	Section 3.27
Environmental Laws	Section 3.27
ERISA	Section 3.21
ERISA Affiliate	Section 3.21
Escrow Agent	Section 1.11
Escrow Agreement	Section 1.11
Escrow Amount	Section 1.11
Estimated Closing Purchase Price	Section 1.11

Estimated Closing Purchase Price Certificate	Section 1.11
Financial Information	Section 5.1
GAAP	Section 1.11
Governmental Authority	Section 2.3
Government Order	Section 2.3
Hazardous Substances	Section 3.27
Heritage	Preamble
HPM	Preamble
HPM Certificate of Merger	Section 1.3
HPM Common Stock	Section 1.10
HPM Effective Time	Section 1.3
HPM Merger	Introduction
HPM Merger Consideration	Section 1.13
HPM Merger Sub	Preamble
HPM Shareholders	Preamble
HPM Shareholder Approval	Section 2.5
HPM Surviving Corporation	Section 1.3
HSR Act	Section 5.5
Indemnified Parties	Section 5.9
Indemnified Tax	Section 8.7
Intellectual Property	Section 3.13
J. Plugh	Preamble
knowledge	Section 10.13
Law	Section 2.3
Liens	Section 3.9
LLC Agreement	Section 1.11
Loan	Section 1.11
Losses	Section 7.2
M. Fuller	Preamble
M. Plugh	Preamble
Material Contracts	Section 3.14
MBCA	Section 1.2
Multiemployer Plan	Section 3.21
Noncompetition Agreement	Section 6.1
Owned Real Property	Section 3.12
Parent	Preamble
Parent Indemnified Person	Section 7.2
Pension Plan	Section 3.21
Permitted Liens	Section 3.11
Person	Section 2.3
Plugh	Preamble
Pre-Closing Tax Period	Section 8.1
Preparing Party	Section 8.3
Proceeding	Section 5.9
Pro Rata Share	Section 7.7
Purchased Securities	Section 1.14

R. Fuller	Preamble
Real Property	Section 3.12
Real Property Leases	Section 3.12
Release	Section 3.27
Reviewing Party	Section 8.3
Richardson	Preamble
Richardson Voting Trusts	Preamble
S Election	Section 3.10
Securities Act	Section 4.6
Selected Representations and Warranties	Section 6.1
Sellers	Preamble
Service	Section 3.21
Significant Supplier	Section 3.26
Straddle Period	Section 8.2
Subsidiary	Section 3.4
Tax	Section 3.10
Tax Controversies	Section 8.7
Tax Return	Section 3.10
Transfer Taxes	Section 5.7
Withdrawn Assets	Section 6.1

In witness whereof, the undersigned have caused this Agreement to be executed as a sealed instrument as of the date first above written.

PARENT:		COMPANY:

GATEHOUSE MEDIA, INC.		ENTERPRISE NEWSMEDIA HOLDING, LLC

By:	/s/ Michael E. Reed	By:	/s/ Kirk Davis
Name:	Michael E. Reed	Name:	Kirk Davis
Title:	Chief Executive Officer	Title:	Chief Executive Officer

MERGERSUBS:		ENM:

ENM MERGER SUB, INC.		ENM, INC.

By:	/s/ Michael E. Reed	By:	/s/ Frank E. Richardson
Name:	Michael E. Reed	Name:	Frank E. Richardson
Title:	Chief Executive Officer	Title:	Chairman

HPM:

HPM MERGER SUB, INC.		HERITAGE PARTNERS MEDIA, INC.

By:	/s/ Michael E. Reed
Name:	Michael E. Reed	By:	/s/ Michael F. Gilligan
Title:	Chief Executive Officer	Name:	Michael F. Gilligan
Title:

ENHE ACQUISITION:

ENHE ACQUISITION, LLC

By:	/s/ Michael E. Reed
Name:	Michael E. Reed
Title:	Chief Executive Officer

SELLERS:

HERITAGE FUND III, L.P.

By:	HF Partners III, LLC, its general partner	/s/ James F. Plugh James F. Plugh
By:	/s/ Michael F. Gilligan	/s/ Michael H. Plugh

Name:		Michael H. Plugh
Title:	Manager	/s/ Jennifer V. Plugh

Jennifer V. Plugh
HERITAGE FUND IIIA, L.P.		/s/ Catherine T. Plugh

By:	HF Partners III, LLC, its general partner	Catherine T. Plugh

By:	/s/ Michael F. Gilligan	/s/ Myron F. Fuller
Name:		Myron F. Fuller
Title:	Manager
/s/ Richard Fuller
HERITAGE INVESTORS III, LLC		Richard Fuller

By:	/s/ Michael F. Gilligan	/s/ Thomas J. Branca
Name:		Thomas J. Branca
Title:

ENHE, LLC		AGENT AND ENM AGENT:
By:	/s/ Thomas J. Branca	By each of their signatures below, the undersigned agrees to serve, respectively, as the Agent and the ENM Agent:
Name:
Title:		HERITAGE FUND III, L.P.

/s/ Frank E. Richardson Frank E. Richardson		By:	HF Partners III, LLC, its general partner
		By:	/s/ Michael F. Gilligan
Name:
/s/ Frank E. Richardson		Title:	Manager
Frank E. Richardson, as trustee under the ENM, Inc. Amended and Restated Voting Trust Agreement dated as of April 28, 2006

/s/ Frank E. Richardson		/s/ Frank E. Richardson
Frank E. Richardson, as trustee under the Voting Trust Agreement dated as of November 5, 1997		Frank E. Richardson